UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Nektar Therapeutics

(Name of Registrant as Specified In Its Charter)

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NEKTAR THERAPEUTICS

455 Mission Bay Boulevard South

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2019

AT 2:00 P.M. PACIFIC TIME

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. The 2019 Annual Meeting will be held on Wednesday, June 12, 2019, at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158, for the following purposes:

1.	To elect two directors with terms to expire at the 2022 Annual Meeting of Stockholders.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

3.	To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

4.	To conduct any other business properly brought before the 2019 Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the 2019 Annual Meeting is April 15, 2019. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the 2019 Annual Meeting or any adjournment thereof.

Your vote is very important. Whether or not you attend the 2019 Annual Meeting in person, it is important that your shares be represented. You may vote your proxy on the Internet, by phone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

/s/ Mark A. Wilson

Mark A. Wilson

Senior Vice President, General Counsel and

Secretary

San Francisco, California

April 30, 2019

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ON THE INTERNET, BY PHONE OR BY MAIL AS INSTRUCTED IN THE NOTICE OF AVAILABILITY OF PROXY MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

NEKTAR THERAPEUTICS

455 Mission Bay Boulevard South

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2019

AT 2:00 P.M. PACIFIC TIME

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES

WHY AM I RECEIVING THESE MATERIALS?

We sent you a Notice of Availability of Proxy Materials (the “Notice”) because the board of directors of Nektar Therapeutics, a Delaware corporation (“Nektar,” the “Company,” “we” or “us”), is soliciting your proxy to vote at our 2019 annual meeting of stockholders (the “Annual Meeting”) to be held on June 12, 2019 at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158. We invite you to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail.

The Notice was first sent or made available on or about April 30, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 15, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 174,286,850 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 15, 2019, your shares were registered directly in your name with our transfer agent, Computershare Inc., then you are a stockholder of record. The Notice will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet or by phone as instructed in the Notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the Notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 15, 2019, your shares were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. Your brokerage firm, bank or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

WHAT AM I VOTING ON?

There are three matters scheduled for a vote:

•	Proposal 1: To elect two directors with terms to expire at the 2022 Annual Meeting of Stockholders.

•	Proposal 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.

•	Proposal 3: To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

HOW ARE PROXY MATERIALS DISTRIBUTED?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are sending the Notice to our stockholders of record and beneficial owners as of April 15, 2019. Stockholders will have the ability to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, on the Internet at www.nektar.com or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

HOW DO I VOTE?

You may either vote “For” or “Against” or abstain from voting with respect to each nominee to the board of directors. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting. The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of April 15, 2019, you may vote in person at the Annual Meeting, vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

2.

To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 12-digit control number from the Notice and follow the instructions. Your vote must be received by 11:59 p.m. Eastern Time on June 11, 2019 to be counted.

3.

To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the Notice and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m. Eastern Time on June 11, 2019 to be counted.

4.

To vote by mail, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the Notice, or contact your broker, bank or other agent.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 15, 2019.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to take any action at the meeting (other than to adjourn the meeting). The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. On April 15, 2019, there were 174,286,850 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the Annual Meeting. Even if your valid proxy card indicates that you abstain from voting or if a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” your shares will still be counted for purposes of determining the presence of a quorum at the Annual Meeting. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

If you are a stockholder of record and you return a proxy card without marking any voting selections, your shares will be voted:

1.	Proposal 1: “For” election of the two nominees for director.

2.	Proposal 2: “For” the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.

3.	Proposal 3: “For” the approval a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”) and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. If you do not give instructions to your broker, bank or other agent, it can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may vote your shares held in street name on such proposals. Non-discretionary items are proposals considered non-routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may not vote your shares held in street name on such proposals and the shares will be treated as broker non-votes. Proposals 1 and 3 are matters considered non-routine under the applicable rules. If you do not give your broker specific instructions, the broker will not vote your shares on Proposals 1 and 3 and your shares will constitute broker non-votes which will be counted for purposes of determining whether a quorum exists but will not affect the outcome of these proposals. Proposal 2 involves a matter we believe to be routine and thus if you do not give instructions to your broker, the broker may vote your shares in its discretion on Proposal 2 and therefore no broker non-votes are expected to exist in connection with Proposal 2.

HOW ARE VOTES COUNTED?

Votes will be counted by the inspector of election appointed for the Annual Meeting, with respect to Proposal 1, “For” votes, “Against” votes, abstentions and broker non-votes for each nominee, with respect to Proposal 3, “For” votes, “Against” votes, abstentions and broker non-votes, and with respect to Proposal 2, “For” votes, “Against” votes and abstentions.

WHO WILL SERVE AS INSPECTOR OF ELECTIONS?

A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of elections.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•

For Proposal 1 electing two members of the board of directors, each director must receive a “For” vote from a majority of the votes cast in person or by proxy at the Annual Meeting on the election of the director. A majority of the votes cast shall mean that the number of shares voted “For” a director’s election exceeds fifty percent (50%) of the number of the votes cast with respect to that director’s election.

•

For Proposal 2 ratifying the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019, the proposal must receive a “For” vote from a majority of the votes cast either in person or by proxy at the Annual Meeting.

•	For Proposal 3 approving the resolution regarding executive compensation, the proposal must receive a “For” vote from a majority of the votes cast either in person or by proxy at the Annual Meeting.

For purposes of all proposals above, votes cast shall include any shares voted “Against” and shall exclude abstentions and, to the extent applicable, broker non-votes.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

We will pay for the entire cost of soliciting proxies. In addition to the Notice and the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication.

We have retained Georgeson LLC to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of shares for the Annual Meeting. We have agreed to pay Georgeson a fee of approximately $16,500 plus customary costs and expenses for these services. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the Notice and any other proxy materials to beneficial owners.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please vote by proxy according to each Notice to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

1.	A duly executed proxy card with a later date or time than the previously submitted proxy;

2.	A written notice that you are revoking your proxy to our Secretary, care of Nektar Therapeutics, at 455 Mission Bay Boulevard South, San Francisco, California 94158; or

3.	A later-dated vote on the Internet or by phone or a ballot cast in person at the Annual Meeting (simply attending the Annual Meeting will not, by itself, revoke your proxy).

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank or other agent, or if you have received a proxy from your broker, bank or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2020 proxy statement. Any such proposal must be submitted in writing by December 31, 2019, to our Secretary, care of Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158. If we change the date of our 2020 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and our bylaws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Alternatively, under our bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, you must provide specific information to us no earlier than March 14, 2020 and no later than the close of business on April 13, 2020. If we change the date of our 2020 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be changed to not later than the sixtieth day prior to such annual meeting and no earlier than the close of business on the ninetieth day prior to such annual meeting. The public announcement of an adjournment or postponement of the 2020 annual meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this proxy statement. You are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

A stockholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.

In relation to stockholder proposals and nominations, in certain instances we may exercise discretionary voting authority under proxies held by the board of directors. For instance, if we do not receive a stockholder proposal by April 13, 2020, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal. If we change the date of our 2020 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline will change to a reasonable time before we begin to print and send our proxy materials. In addition, even if we are notified of a stockholder proposal within the time requirements discussed above, if the stockholder does not comply with certain requirements of the Exchange Act, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal if we include advice in our proxy statement on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address may receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to receive individual copies of the Notice and, if requested, other proxy materials. This process potentially means extra convenience for stockholders and cost savings for companies.

If you are a beneficial owner of our common stock, once you receive notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate Notices or other proxy materials, please notify your broker, bank or other agent, direct your written request to Nektar Therapeutics, Secretary, 455 Mission Bay Boulevard South, San Francisco, California 94158 or contact our Secretary at (415) 482-5300. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their address and would like to request householding of their communications should contact their broker, bank or other agent.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is presently comprised of seven (7) directors and is divided into three (3) classes. Each of Class I and Class III currently consists of two directors, and Class II currently consists of three directors. Each class has a three (3) year term. The two (2) current directors in Class III are R. Scott Greer, and Lutz Lingnau, whose term expires in 2019. Both of the current directors in Class III have been nominated for reelection at the Annual Meeting. Messrs. Greer and Lingnau were both previously elected by the stockholders. Christopher A. Kuebler, a former director in Class III, retired from our board of directors effective as of December 31, 2018 and, therefore, is not nominated for reelection at the Annual Meeting. Dennis L. Winger, a former director in Class I, retired from our board of directors effective as of September 26, 2018. On the same date, Ms. Karin Eastham was appointed to our board of directors in Class I.

Vacancies on the board, including vacancies created by an increase in the number of directors, are filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class serves until the earlier of the remainder of the full term of that class, that director’s successor is elected and qualified or their death, resignation or removal.

Directors are elected by a majority of the votes cast at the Annual Meeting on the election of directors. A majority of votes cast shall mean that the number of shares voted “For” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case but excluding abstentions and broker non-votes with respect to that director’s election. Shares represented by executed proxies by stockholders of record will be voted for the election of the two nominees named below, unless the “Against” or “Abstain” voting selection has been marked on the proxy card. Neither abstentions nor broker non-votes will have an effect on the outcome of the vote.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would otherwise be voted for such nominee will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee and nominated by the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of the nominees will serve until the earliest of the 2022 annual meeting of our stockholders, his successor is elected and qualified or his death, resignation or removal.

The following is a brief biography of each nominee.

R. Scott Greer

R. Scott Greer, age 60, has served as our director since February 2010. Mr. Greer currently serves as Managing Director of Numenor Ventures, LLC, a venture capital firm. In 1996, Mr. Greer co-founded Abgenix, Inc. (“Abgenix”), a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and Chairman of the board of directors from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development, and various positions at Genetics Institute, Inc., a biotechnology research and development company. Mr. Greer currently serves as a member of the board of directors of Inogen, Inc., a medical device company that develops and markets oxygen therapy products. Mr. Greer served as a member of the board of directors of Sientra, Inc., a medical aesthetics company from 2014-2018 and Versartis, Inc., an endocrine focused biopharmaceutical company from 2014-2018. Mr. Greer also served as a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from 2003, and as its Chairman of the board of directors from 2005 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006. From 2015 through 2017, Mr. Greer served as the Chairman of the board of Calimmune, Inc., a gene therapy company, which was acquired by CLS Behring in 2017; from May 2014 to May 2015, Mr. Greer served as director of Auspex Pharmaceuticals, a biopharmaceutical company developing drugs for patients with movement disorders and other rare diseases, which was acquired by Teva Pharmaceutical Industries in May 2015; from 2001 to 2005, he served as a member of the board of directors of Illumina, Inc., a provider of integrated systems for the analysis of genetic variation and biological function; and from 2001 to 2004, he served as member of the board of directors of CV Therapeutics, Inc., a biotechnology company. Mr. Greer also served as a member of the board of directors of StemCells, Inc., a biopharmaceutical company focused on stem cell therapeutics from 2010 to 2016 and additionally from 2010-2016 was Chairman of the board of Ablexis, an antibody technology company. Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. degree from Harvard University. He also was a certified public accountant.

Lutz Lingnau

Lutz Lingnau, age 76, has served as our director since August 2007. Mr. Lingnau retired from Schering AG Group, Germany, in December 2005 as a member of Schering AG’s Executive Board and as Vice Chairman, President and Chief Executive Officer of Schering Berlin, Inc., a United States subsidiary. Prior to his retirement, Mr. Lingnau was responsible for Schering AG’s worldwide specialized therapeutics and dermatology businesses. He joined Schering AG’s business trainee program in 1966. Throughout his career at Schering AG, he served in various capacities and in a number of subsidiaries in South America and the United States, including his roles as President of Berlex Laboratories, Inc., from 1983 to 1985, as the Head of Worldwide Sales and Marketing in the Pharmaceutical Division of Schering AG, from 1985 to 1989, and as Chairman of Berlex Laboratories, Inc. from 1985 to 2005. Mr. Lingnau was a member of the Supervisory Board of LANXESS AG, a specialty chemicals company listed on the Frankfurt Stock Exchange from 2005 to May 2010. From December 2006 through September 2009, he served as Chairman of the board of directors of Micropharma Limited, a private biotechnology company, and was a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from February 2006 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our consolidated financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP for our fiscal year ending December 31, 2019. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote against the ratification of Ernst & Young LLP as our independent registered public accounting firm. No broker non-votes are expected to exist in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The board of directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

We have designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders.

We urge you to carefully review the Compensation Discussion and Analysis section of this proxy statement for details on our executive compensation, including our compensation philosophy and objectives and the 2018 compensation of the named executive officers (“NEOs”) described in the section titled “Compensation Program Objectives and Philosophy.”

We are presenting this proposal, which gives you as a stockholder the opportunity to endorse or not endorse our compensation program for the NEOs by voting for or against the following resolution (a “say-on-pay” vote), as required pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the proxy statement for the Company’s 2019 Annual Meeting is hereby APPROVED.”

While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our board of directors and our Organization and Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.

The affirmative vote of a majority of the votes cast by holders of the shares of common stock present in person or represented by proxy at the Annual Meeting is required (on a non-binding advisory basis) for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 15, 2019, by: (i) each director and nominee for director; (ii) each of our NEOs; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158.

	Beneficial Ownership **
Beneficial Owner	Number of Shares	Percent of Total
FMR LLC(1)	25,961,520	14.90%
PRIMECAP Management Company(2)	19,400,022	11.13%
The Vanguard Group(3)	18,304,531	10.50%
OppenheimerFunds, Inc. and related entities(4)	17,302,925	9.93%
BlackRock, Inc. and certain subsidiaries(5)	12,979,178	7.45%
Wellington Management Group(6)	10,741,365	6.16%
Jeff Ajer(7)	54,333	*
Robert B. Chess(8)	456,056	*
Karin Eastham(9)	3,777	*
R. Scott Greer(10)	326,666	*
Lutz Lingnau(11)	174,783	*
Howard W. Robin(12)	2,175,053	1.25%
Roy A. Whitfield(13)	383,333	*
Stephen K. Doberstein, Ph.D.(14)	469,304	*
Maninder Hora Ph.D.(15)	572,411	*
Gil M. Labrucherie(16)	948,459	*
Jill Thomsen(17)	449,630	*
All executive officers and directors as a group (12 persons)	7,007,914	4.02%

*	Denotes ownership percentage less than 1%.
**

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 174,286,850 shares outstanding on April 15, 2019, adjusted as required by rules promulgated by the SEC.

(1)

Based solely on the Schedule 13G/A (Amendment No. 2) filed with the SEC on February 13, 2019 by FMR LLC, a parent holding company in accordance with Rule 240.13d-1(b)(1)(ii)(G). FMR LLC has the sole voting power with respect to 5,145,525 shares of our common stock and the sole dispositive power with respect to 25,961,520 shares of our common stock. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(2)

Based solely on the Schedule 13G/A (Amendment No. 9) filed with the SEC on February 8, 2019 by PRIMECAP Management Company, a registered investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E). PRIMECAP Management Company has the sole voting power with respect to 17,884,534 shares of our common stock and sole dispositive power with respect to 19,400,022 shares of our common stock. The address of PRIMECAP Management Company is 177 East Colorado Blvd., 11th floor, Pasadena, CA 91105.

(3)

Based solely on the Schedule 13G/A (Amendment No. 7) filed with the SEC on February 11, 2019 by The Vanguard Group Inc., a registered investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E). The

Vanguard Group has the sole voting power with respect to 208,599 shares of our common stock, shared voting power with respect to 36,535 shares of our common stock, sole dispositive power with respect to 18,068,697 shares of our common stock and shared dispositive power with respect to 235,834 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 155,899 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 132,635 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)

Based solely on the Schedule 13G/A (Amendment No. 22) filed with the SEC on January 11, 2019 by OppenheimerFunds, Inc., a registered investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E). OppenheimerFunds, Inc. has the shared voting and dispositive power with respect to 17,302,925 shares of our common stock. Shares of our common stock reported on the Schedule 13G/A as being beneficially owned by OppenheimerFunds, Inc., are held in the accounts of investment advisory clients (which may include investment companies registered under the Investment Company Act of 1940, employee benefit plans, pension funds and other institutional clients) advised by OppenheimerFunds, Inc., directly and through its subsidiaries. The address of OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, New York, NY 10281.

(5)

Based solely on the Schedule 13G/A (Amendment No. 11) filed with the SEC on February 6, 2019 by BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock, Inc. has the sole voting power with respect to 11,786,883 shares of our common stock and the sole dispositive power with respect to 12,979,178 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

Based solely on the Schedule 13G jointly filed with the SEC on February 12, 2019 by Wellington Management Group, LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. Wellington Management Group LLP has the shared voting power with respect to 2,257,199 shares of our common stock and the shared dispositive power with respect to 10,741,365 shares of our common stock. Wellington Group Holdings LLP has the shared voting power with respect to 2,257,199 shares of our common stock and the shared dispositive power with respect to 10,741,365 shares of our common stock. Wellington Investment Advisors Holdings LLP has the shared voting power with respect to 2,257,199 shares of our common stock and shared dispositive power with respect to 10,741,365 shares of our common stock. Wellington Management Company LLP has the shared voting power with respect to 2,038,075 shares of our common stock and shared dispositive power with respect to 10,282,433 shares of our common stock. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP is a parent holding company or control person in accordance with Rule 240.13d-1(b)(1)(ii)(G) and Wellington Management Company LLP is an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E). The shares of our common stock as to which the Schedule 13G was filed by Wellington Management Group LLP, as parent holding company of certain holding companies, and the Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd (collectively the “Wellington Investment Advisers”) are owned of record by clients of the Wellington Investment Advisers . Wellington Investment Advisors Holdings LLP controls directly or indirectly through Wellington Management Global Holdings Ltd, the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP, Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The address of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(7)	Includes 47,583 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019.
(8)	Includes 186,333 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019.

(9)	Includes 3,777 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019.
(10)	Includes 186,333 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019.
(11)	Includes 156,333 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019.
(12)

Includes (i) 2,042,393 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019, (ii) and 24,954 shares from RSU awards that are scheduled to vest and be released within 60 days of April 15, 2019 and (iii) 410 shares owned by Mr. Robin’s wife.

(13)

Includes (i) 186,333 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019 and (ii) 20,000 shares held in trust for Mr. Whitfield’s children under which Mr. Whitfield is the sole trustee.

(14)

Includes (i) 421,723 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019, and (ii) 9,246 shares from RSU awards that are scheduled to vest and be released within 60 days of April 15, 2019.

(15)

Includes (i) 510,686 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019, (ii) 6,542 shares from RSU awards that are scheduled to vest and be released within 60 days of April 15, 2019, and (iii) 6,968 shares issued pursuant to our Employee Stock Purchase Plan.

(16)

Includes (i) 873,384 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019, (ii) 10,062 shares from RSU awards that are scheduled to vest and be released within 60 days of April 15, 2019, (iii) 997 shares issued pursuant to our 401(k) Retirement Plan, and (iv) 4,218 shares issued pursuant to our Employee Stock Purchase Plan.

(17)

Includes (i) 397,764 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 2019, (ii) 5,147 shares from RSU awards that are scheduled to vest and be released within 60 days of April 15, 2019, (iii) 988 shares pursuant to our 401(k) Retirement Plan, and (iv) 4,170 shares issued pursuant to our Employee Stock Purchase Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations that no Form 5 was required, we believe that during the fiscal year ended December 31, 2018, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We review all relationships and transactions between us and (i) any of our directors or executive officers, (ii) any nominee for election as a director, (iii) any security holder who is known to us to own beneficially or of record more than five percent of our common stock or (iv) any member of the immediate family of any of the foregoing. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the dollar amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting where the Audit Committee reviews the transaction.

As required under SEC rules, related party transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our proxy statement. Historically, we have not entered into transactions with related parties. Michael Robin, the son of Howard W. Robin, our President and Chief Executive Officer, is employed by the Company in a non-executive officer capacity as a vice-president in our project management group. During 2018, Michael Robin’s total compensation was approximately $838,237 including base salary, bonus, spot awards, RSUs and benefits. Michael Robin’s 2018 compensation is comprised of 47% equity-based compensation. Michael Robin’s compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions, without the direct involvement of Howard W. Robin. During the 2018 fiscal year, there were no other relationships or transactions between us and any related party for which disclosure is required under the rules of the SEC.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The following is a brief biography of each current director, including each nominee for reelection at the Annual Meeting to a new term of office and each director whose current term of office continues through the Annual Meeting. Joseph J. Krivulka, who had served as our director since March 2005, passed away on February 17, 2018. Dennis L. Winger, who had served as our director since December 2009, retired from the board effective as of September 26, 2018. Christopher A. Kuebler, who has served as our Director since December 2001, retired from the board effective as of December 31, 2018. The board appointed Karin Eastham as a member of the board effective as of September 26, 2018.

THE BOARD OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Karin Eastham

Karin Eastham, age 69, was appointed to the board of directors in September 2018. Ms. Eastham currently serves on the boards of directors of several life sciences companies. Ms. Eastham has served on the board of directors of Geron Corporation since March 2009, Illumina, Inc. since August 2004 and Veracyte, Inc. since December 2012. From May 2004 to September 2008, Ms. Eastham served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of the Burnham Institute for Medical Research (now Sanford Burnham Prebys Medical Discovery Institute), a non-profit corporation engaged in biomedical research. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Chief Financial Officer and Secretary of Diversa Corporation, a biotechnology company. Ms. Eastham previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Diagnostics, from 1976 to 1988. Ms. Eastham served as a member of the board of directors of MorphoSys AG from May 2012 to May 2017, Amylin Pharmaceuticals, Inc. from September 2005 until its acquisition in August 2012, Genoptix, Inc. from July 2008 until its acquisition in March 2011, Tercica, Inc. from December 2003 until its acquisition in October 2008, and Trius Therapeutics, Inc. from February 2007 until its acquisition in September 2013. Ms. Eastham received a B.S. in Accounting and an M.B.A. from Indiana University and is a Certified Public Accountant.

Howard W. Robin

Howard W. Robin, age 66, has served as our President and Chief Executive Officer since January 2007 and has served as a member of our board of directors since February 2007. Mr. Robin served as Chief Executive Officer, President and a director of Sirna Therapeutics, Inc., a biotechnology company, from July 2001 to November 2006 and from January 2001 to June 2001, served as their Chief Operating Officer, President and as a director. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc. (“Berlex”), a pharmaceutical products company that is a subsidiary of Schering, AG, and from 1987 to 1991 he served as Vice President of Finance and Business Development and Chief Financial Officer. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. He was a Senior Associate with Arthur Andersen & Co. prior to joining Berlex. He received his B.S. in Accounting and Finance from Fairleigh Dickinson University and serves as a member of its Board of Trustees.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Jeffery R. Ajer

Jeff Ajer, age 56, was appointed to the board of directors of in September 2017. Mr. Ajer currently serves as Executive Vice President and Chief Commercial Officer at BioMarin Pharmaceutical Inc. (“BioMarin”), a global biotechnology company that develops and commercializes innovative therapies for people with serious and life-

threatening rare disorders. From October 2012 to January 2014, Mr. Ajer served as Senior Vice President and Chief Commercial Officer of BioMarin. From April 2009 to October 2012, Mr. Ajer served as BioMarin’s Vice President, Commercial Operations, The Americas, where he had responsibility for commercial operations throughout the Americas and led product marketing, reimbursement, and sales operations for BioMarin. Prior to joining BioMarin, Mr. Ajer served in various roles at Genzyme Corporation (“Genzyme”) beginning in November 2003, most recently as Vice President, Global Transplant Operations from December 2004 to August 2005. Mr. Ajer’s experience prior to Genzyme includes roles in sales, marketing and operations at SangStat Medical Corporation and ICN Pharmaceuticals. Mr. Ajer also served on the board of directors of True North Therapeutics. Mr. Ajer received both a B.S. in chemistry and an M.B.A. from the University of California, Irvine.

Robert B. Chess

Robert B. Chess, age 62, is the Chairman of our board of directors and has served as a director since May 1992. From March 2006 until January 2007, Mr. Chess served as our Acting President and Chief Executive Officer, and from April 1999 to January 2007, served as Executive Chairman. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. Mr. Chess was previously the co-founder and President of Penederm, Inc., a publicly-traded dermatological pharmaceutical company that was sold to Mylan Laboratories. He has held management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a member of the first President Bush’s White House staff as a White House Fellow and Associate Director of the White House Office of Economic and Domestic Policy. From 1997 until his retirement in 2009, Mr. Chess served on the board of directors of the Biotechnology Industry Organization (“BIO”). Mr. Chess served as Chairman of BIO’s Emerging Companies Section and Co-Chairman of BIO’s Intellectual Property Committee. Mr. Chess was the initial Chairman of Bio Ventures for Global Health and continues to serve on its board. He also serves on the Board of Trustees of the California Institute of Technology where he chairs the Technology Transfer Committee. Mr. Chess is the co-founder and Chairman of Biota Technology, a private company developing industrial applications of the analysis of microbial communities, and also serves as a director of Twist Bioscience, a publicly-traded company in the synthetic DNA production field. He is currently a member of the faculty of the Stanford Graduate School of Business, where he teaches courses in the MBA program on starting technology-based businesses and the healthcare industry. Mr. Chess received his B.S. degree in Engineering with honors from the California Institute of Technology and an M.B.A. from Harvard University.

Roy A. Whitfield

Roy A. Whitfield, age 65, has served as our director since August 2000 and as Lead Independent Director since January 2019. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation (“Incyte”), a drug discovery and development company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. He also served as a director of Incyte from 1991 to January 2014. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation (“Technicon”), a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. He currently serves as a director of Station X, Inc. a private company. Mr. Whitfield previously served as the Executive Chairman of the board of directors of Bioseek and as member of the board of directors of Illumina, Inc. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

CURRENT DIRECTORS NOMINATED FOR REELECTION TO SERVE UNTIL THE 2022 ANNUAL MEETING

R. Scott Greer

R. Scott Greer, age 60, has served as our director since February 2010. Mr. Greer currently serves as Managing Director of Numenor Ventures, LLC, a venture capital firm. In 1996, Mr. Greer co-founded Abgenix, Inc. (“Abgenix”), a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and Chairman of the board of directors from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development, and various positions at Genetics Institute, Inc., a biotechnology research and development company. Mr. Greer currently serves as a member of the board of directors of Inogen, Inc., a medical device company that develops and markets oxygen therapy products. Mr. Greer served as a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from 2003, and as its Chairman of the board of directors from 2005 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006. From 2015 through 2017, Mr. Greer served as the Chairman of the board of Calimmune, Inc., a gene therapy company, which was acquired by CLS Behring in 2017; from May 2014 to May 2015, Mr. Greer served as director of Auspex Pharmaceuticals, a biopharmaceutical company developing drugs for patients with movement disorders and other rare diseases, which was acquired by Teva Pharmaceutical Industries in May 2015; from 2001 to 2005, he served as a member of the board of directors of Illumina, Inc., a provider of integrated systems for the analysis of genetic variation and biological function; and from 2001 to 2004, he served as member of the board of directors of CV Therapeutics, Inc., a biotechnology company. Mr. Greer also served as a member of the board of directors of StemCells, Inc., a biopharmaceutical company focused on stem cell therapeutics from 2010 to 2016 and additionally from 2010-2016 was Chairman of the board of Ablexis, an antibody technology company. Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. degree from Harvard University. He also was a certified public accountant.

Lutz Lingnau

Lutz Lingnau, age 76, has served as our director since August 2007. Mr. Lingnau retired from Schering AG Group, Germany, in December 2005 as a member of Schering AG’s Executive Board and as Vice Chairman, President and Chief Executive Officer of Schering Berlin, Inc., a United States subsidiary. Prior to his retirement, Mr. Lingnau was responsible for Schering AG’s worldwide specialized therapeutics and dermatology businesses. He joined Schering AG’s business trainee program in 1966. Throughout his career at Schering AG, he served in various capacities and in a number of subsidiaries in South America and the United States, including his roles as President of Berlex Laboratories, Inc., from 1983 to 1985, as the Head of Worldwide Sales and Marketing in the Pharmaceutical Division of Schering AG, from 1985 to 1989, and as Chairman of Berlex Laboratories, Inc. from 1985 to 2005. Mr. Lingnau was a member of the Supervisory Board of LANXESS AG, a specialty chemicals company listed on the Frankfurt Stock Exchange from 2005 to May 2010. From December 2006 through September 2009, he served as Chairman of the board of directors of Micropharma Limited, a private biotechnology company, and was a member of was a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from February 2006 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors met thirteen (13) times during 2018. For the term of service during which he or she was a director in fiscal year 2018, each board member attended 75% or more of the aggregate of the board meetings and key committee meetings. All of our directors on our board, except Mr. Krivulka (who passed away in February 2018), and Ms. Eastham (who was appointed to the board effective as of September 26, 2018), attended our 2018 annual meeting of stockholders.

CORPORATE GOVERNANCE

The board of directors has documented our governance practices in our Corporate Governance Policy Statement to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy Statement sets forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications and evaluation of the board and committees. The Corporate Governance Policy Statement, as well as the charters for each committee of the board, may be viewed at www.nektar.com.

BOARD LEADERSHIP STRUCTURE

The positions of Chief Executive Officer and Chairman of the board of directors are currently held by Howard W. Robin and Robert B. Chess, respectively. The board of directors believes at this time having a separate chairman provides a more effective channel for the board of directors to express its views on management, by enhancing the board’s oversight of, and independence from, management, and allows the Chief Executive Officer to focus more on the strategy and operations of the Company.

Lead Independent Director

Roy A. Whitfield serves as our Lead Independent Director. The board of directors believes that a robust Lead Independent Director role facilitates independent board oversight of management. In accordance with the Company’s revised Corporate Governance Policy Statement approved by the Board on February 4, 2019, the Lead Independent Director shall, among other things, (i) have authority to call meetings of the independent directors; (ii) chair meetings of the independent directors in the event the Chairman of the board of directors is not independent; (iii) serve as a liaison between the Chairman of the board and the independent directors; (iv) approve information sent to the board; (v) approve meeting agendas for the board; (vi) approve meeting schedules for the board to assure that there is sufficient time for discussion of all agenda items; and (vii)  have such other duties and responsibilities as may be assigned by the board from time to time.

RISK OVERSIGHT

The board of directors monitors and assesses key business risks directly through deliberations of the board of directors and also by way of delegation of certain risk oversight functions to be performed by committees of the board of directors. The board of directors regularly reviews and assesses, among other matters, the following important areas that present both opportunities and risk to the Company’s business:

•	Review and approval of the Company’s annual operating and capital spending plan and review of management’s updates as to the progress against the plan and any related risks and uncertainties.

•

Periodic consideration of the balance of risk and opportunities presented by the Company’s medium to long-term strategic plan and the potential implications of success and failure in one or more of the Company’s key drug development programs.

•	Regular consideration of the risks and uncertainties presented by alternative clinical development strategies.

•	Periodic review and oversight of information technology (IT) risks and opportunities.

•

Regular review of the progress and results of the Company’s clinical development programs and early research efforts including but not limited to the strengths, weaknesses, opportunities and threats for these programs.

•	Periodic review and oversight of material outstanding litigation or threatened litigation.

•	Review and approval of material collaboration partnerships for the further development and commercial exploitation of the Company’s proprietary drug development programs and technologies.

•	Regular review and approval of the annual corporate goals and an assessment of the Company’s level of achievement against these established goals.

•	Regular review of the Company’s financial position relative to the risk and opportunities for the Company’s business.

•	Periodic review of the Company’s intellectual property estate.

•	Periodic review and assessment of CEO succession planning.

•	Periodic review of the Company’s compensation programs.

The discussion above of risk oversight matters reviewed by the board of directors is intended to be illustrative only and not a complete list of all important matters reviewed and considered by the board of directors in providing oversight and direction for the Company’s senior management and business.

The risk oversight function of the board of directors is also administered through various board committees. The Audit Committee oversees the management of financial, accounting, internal controls, disclosure controls and the engagement arrangement and regular oversight of the independent auditors. The Audit Committee also periodically reviews the Company’s investment policy for its cash reserves, corporate insurance policies, information technology infrastructure and general fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline and the segregation of duties and access controls across various functions. To assist the Audit Committee in its risk management oversight function, the internal auditor has a direct reporting relationship to the Audit Committee. The Company’s internal audit function is focused on internal control monitoring and activities in support of the Audit Committee’s risk oversight function.

The Organization and Compensation Committee is responsible for the design and oversight of the Company’s compensation programs as well as succession planning for the chief executive officer position and other key executive positions. The Organization and Compensation Committee regularly considers whether the Company’s compensation policies and practices create risks that could have a material adverse impact on the Company and has concluded that they do not based on several design features of our compensation program that we believe reduces the likelihood of excessive risk-taking, including the following:

•	The compensation plan design provides a mix of base salary, short-term incentive compensation opportunity and equity compensation earned over multiple-year periods.

•

The determination of the corporate performance rating under the annual bonus plan is based on our achievement of a diversified mix of development, research, organizational and financial objectives. Thus, the achievement of any single corporate objective does not have a disproportionate impact on the aggregate annual bonus awarded.

•	Each employee’s annual cash bonus is determined by a combination of the corporate performance rating and a subjective determination of individual performance.

•	The maximum payout levels for annual incentive bonuses are capped at 200% of each employee’s annual target bonus.

•

A substantial portion of each executive’s compensation opportunity is in the form of long-term equity incentives, which help to further align the long-term interests of our executives with those of our stockholders.

•	All employees are subject to our security trading policy which prohibits trading in derivative securities (i.e., puts or calls), short selling, and any trading in the Company’s securities on margin.

•

Each executive officer is subject to our claw-back policy which provides that any compensation received by an executive officer based upon the achievement of financial results that are subsequently revised is subject to cancellation or a reimbursement obligation.

The Nominating and Corporate Governance Committee periodically reviews the Company’s corporate governance practices, including certain risks that those practices are intended to address. This committee periodically reviews the composition of the board of directors to help ensure that a diversity of skills and experiences is represented by the members of the board of directors taking into account the stage of growth of the Company and its strategic direction.

In carrying out their risk oversight functions, the board of directors and its committees routinely request, and review management updates, reports from the independent auditors and legal and regulatory advice from outside experts, as appropriate, to assist in discerning and managing important risks that may be faced by the Company. The board of directors is committed to continuing to ensure and evolve its risk oversight practices as appropriate given the stage of the Company’s evolution as a research-based development stage biopharmaceutical company and the fast-paced changes in the biopharmaceutical industry. In that regard, in 2018 the Company maintained a risk management committee composed of senior managers in charge of important functional areas that regularly reported to the board of directors or one of its designated committees.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Global Select Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these standards, after review of all relevant transactions (if any) or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Robin, our President and Chief Executive Officer.

As required under applicable NASDAQ listing standards, in the 2018 fiscal year, our independent directors met at least four times in regularly scheduled executive sessions at which only independent directors were present. The independent directors regularly rotate responsibility for presiding over the executive sessions.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has three regularly constituted committees: an Audit Committee, an Organization and Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information as of December 31, 2018, for each of the board committees:

Name	Audit		Organization and Compensation		Nominating and Corporate Governance
Jeff Ajer	X		X
Robert B. Chess
Karin Eastham(1)	X		X
Christopher A. Kuebler(2)			X		X
R. Scott Greer	X	(4)	X		X
Lutz Lingnau			X	(4)	X
Howard W. Robin
Roy A. Whitfield	X				X	(4)
Dennis L. Winger(3)	X				X

Total meetings in the 2018 fiscal year	7		8		3

(1)	Ms. Eastham was appointed to the board of directors effective as of September 26, 2018.
(2)	Mr. Kuebler retired effective as of December 31, 2018.
(3)	Mr. Winger retired effective as of September 26, 2018.
(4)	Committee Chairperson.

Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

AUDIT COMMITTEE

The Audit Committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee:

•	evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•	determines whether to retain or terminate our independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•

reviews and determines the engagement of the independent auditors, including the overall scope and plans for their respective audits, the adequacy of staffing and compensation, and negotiates and executes, on behalf of the Company, engagement letters with the independent auditors;

•

establishes guidelines and procedures with respect to the rotation of the lead or coordinating audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit;

•

reviews and approves the retention of the independent registered public accounting firm for any permissible non-audit services and, at least annually, discusses with our independent registered public accounting firm, and reviews, that firm’s independence;

•

obtains and reviews, at least annually, a formal written statement prepared by the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and the Company and discusses with the independent registered public accounting firm, and reviews, its independence from management and the Company;

•

reviews with the independent registered public accounting firm any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent registered public accounting firm and management’s response;

•	reviews with management and the independent registered public accounting firm the scope, adequacy and effectiveness of our financial reporting controls;

•

reviews and discusses with management, the Company’s risk management committee, the internal auditor and the independent registered public accounting firm, as appropriate, the Company’s major financial risks, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•	reviews and evaluates the Company’s information technology processes and risks;

•

establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•

investigates and resolves any disagreements between our management and the independent registered public accounting firm regarding our financial reporting, accounting practices or accounting policies and reviews with the independent registered public accounting firm any other problems or difficulties it may have encountered during the course of the audit work;

•	meets with senior management and the independent registered public accounting firm in separate executive sessions;

•	reviews the consolidated financial statements to be included in our quarterly reports on Form 10-Q and our annual reports on Form 10-K;

•

discusses with management and the independent registered public accounting firm the results of the independent registered public accounting firm’s review of our quarterly consolidated financial statements and the results of our annual audit and the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports;

•

reviews and discusses with management and the independent registered public accounting firm any material financial arrangements of the Company which do not appear on the financial statements of the Company and any significant transactions or courses of dealing with parties related to the Company;

•	reviews with management and the independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

•	oversees the Company’s internal audit function;

•

discusses with management and the independent registered public accounting firm any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s consolidated financial statements, financial reporting process or accounting policies;

•	oversees the preparation of the Audit Committee report to be included in the Company’s annual report or proxy statement; and

•

reviews the Company’s investment policy for its cash reserves, corporate insurance policies, information technology infrastructure and general fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline and the segregation of duties and access controls across various functions.

The Audit Committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors.

With the passing away of Mr. Krivulka on February 17, 2018 and the retirement of Mr. Winger effective as of September 26, 2018, the current members of the committee are Messrs. Ajer, Greer and Whitfield and Ms. Eastham, who was appointed to the committee effective as of September 26, 2018. Mr. Greer serves as the Chairman of the Audit Committee. The board of directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent.

During the 2018 fiscal year, the board of directors determined that Mr. Greer qualified as an “Audit Committee financial expert” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Mr. Greer’s level of knowledge and experience based on a number of factors, including his formal education and experience as a Chief Executive Officer at a public reporting company, a Chief Financial Officer, and the chairman of public company Audit Committees. In addition to our Audit Committee, Mr. Greer also serves as the chair of the Audit Committee of Inogen, Inc. (NASDAQ: INGN). The board of directors does not believe that such simultaneous service impairs Mr. Greer’s ability to effectively serve as Chairman of our Audit Committee. The board of directors has also determined that Ms. Eastham also qualifies as an “Audit Committee financial expert” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Ms. Eastham’s level of knowledge and experience based on a number of factors, including her formal education and experience as a Chief Financial Officer of a public reporting company. In addition to our Audit Committee, Ms. Eastham also serves on the Audit Committees of Illumina, Inc. (NASDAQ: ILMN), Geron Corporation (NASDAQ: GERN) and Veracyte, Inc. (NASDAQ: VCYT). The board of directors does not believe that such simultaneous service impairs Ms. Eastham’s ability to effectively serve on our Audit Committee. The Audit Committee has adopted a written Audit Committee charter that is available on our corporate website at www.nektar.com.

ORGANIZATION AND COMPENSATION COMMITTEE

The Organization and Compensation Committee of the board of directors administers the variable compensation programs and reviews management’s recommendations for organization structure and development of the Company. Additionally, the Organization and Compensation Committee reviews and in some cases approves the type and level of cash and equity-based compensation for officers, employees and consultants of the Company, and recommends certain compensation actions to the board of directors for review and approval. The Organization and Compensation Committee:

•	reviews and approves the structure and guidelines for various incentive compensation and benefit plans;

•	grants equity awards under the various equity incentive compensation and benefit plans;

•

approves the compensation for the executive officers of the Company, including the President and Chief Executive Officer, and those vice-president level employees that report directly to the President and Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other benefits;

•

recommends the compensation levels for the members of the board of directors who are not employed by us or our subsidiaries (“non-employee directors”) for approval by the independent members of the board of directors;

•

reviews the operation of the Company’s executive compensation programs to determine whether they remain supportive of the Company’s business objectives and are competitive relative to comparable companies and establishes and periodically reviews policies for the administration of executive compensation programs;

•

reviews the Company’s executive compensation arrangements to evaluate whether incentive and other forms of compensation do not encourage inappropriate or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s executive compensation arrangements;

•

reviews and discusses with management and the Company’s risk management committee, as appropriate, the Company’s major risks relating to the purview of the Organization and Compensation Committee, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•	oversees the preparation of the Organization and Compensation Committee report to be included in the Company’s annual proxy statement;

•	reviews management recommendations on organization structure and development, including succession planning; and

•	reviews performance of the executive officers and vice-president level employees that report directly to the Chief Executive Officer.

The Organization and Compensation Committee takes into account our President and Chief Executive Officer’s recommendations regarding the compensatory arrangements for our executive officers, although our President and Chief Executive Officer does not participate in the deliberations or determinations of his own compensation. In particular, the Organization and Compensation Committee considered our President and Chief Executive Officer’s recommendations for 2018 regarding the increase in annual base compensation, award of annual performance-based bonus compensation and the equity granted to our executive officers excluding himself. While the Organization and Compensation Committee considers and appreciates the input and expertise of management in making its decisions, it does ensure that an executive session where no management is present is included in the agenda for every committee meeting. The Organization and Compensation Committee’s charter gives the committee the sole authority to retain independent counsel, compensation and benefits consultants or other outside experts or advisors that it believes to be necessary or appropriate. During 2017, the Organization and Compensation Committee retained Frederic W. Cook & Co. (“FW Cook”), a nationally recognized executive compensation consulting firm that performs compensation benchmarking, analysis and design services. FW Cook was engaged in 2017 to provide regulatory, legislative updates and market trend analysis, to provide analysis on our compensation programs, to provide recommendations and advice on the structure, elements and amounts of compensation provided to our non-employee directors, to provide recommendations and advice on Nektar peer companies, to review the Compensation Discussion and Analysis, and to provide executive compensation analysis as needed. The executive compensation analysis and recommendations made by FW Cook in December 2017 helped inform the compensation for executives effective January 2018. During 2018, the Organization and Compensation Committee retained Radford a part of Aon plc, a nationally recognized executive compensation consulting firm that performs compensation benchmarking, analysis and design services. Radford was engaged in 2018 to provide regulatory, legislative updates and market trend analysis, to provide analysis on our compensation programs, to provide recommendations and advice on the structure, elements and amounts of compensation provided to our non-employee directors, to provide recommendations and advice on Nektar peer companies, to review the Compensation Discussion and Analysis, and to provide executive compensation analysis as needed. Radford provides compensation survey services to the company in addition to the executive and director compensation services it performs at the request of the Organization and Compensation Committee. In 2018, we paid Radford $15,805 for provision of survey services. After consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, we have determined that no conflicts of interest exist between the Company and Radford (or any individuals providing such services to the committee on Radford’s behalf).

The Organization and Compensation Committee may delegate to its subcommittees such authority as it deems appropriate, except for the authority the committee is required to exercise by applicable law or regulation. The Organization and Compensation Committee has delegated certain limited authority to grant stock option awards under our stock incentive plan to a committee comprised of management representatives, and with respect to certain limited authority to grant restricted stock unit awards (RSUs), to a committee of the board of directors, with Mr. Robin serving as the sole member of that committee. These committees may not approve award grants to anyone serving as an executive officer or director of the Company. Other than the authority delegated to these committees, the Organization and Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee.

With the passing away of Mr. Krivulka on February 17, 2018, and the retirement of Mr. Kuebler effective as of December 31, 2018, the current members of the Organization and Compensation Committee are Mr. Lingnau, who chairs the committee, and Messrs. Ajer, and Greer, and Ms. Eastham who was appointed to the committee effective as of September 26, 2018. The board of directors annually reviews the NASDAQ listing standards definition of independence for Organization and Compensation Committee members and has determined that all members of our Organization and Compensation Committee are independent. The Organization and Compensation Committee charter can be found on our corporate website at www.nektar.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee:

•	establishes criteria for board membership, including standards for independence, and considers and assesses the independence of the directors;

•	evaluates board composition and performance;

•	identifies, reviews and recommends the board’s selected candidates to serve as directors;

•	considers stockholder recommendations for director nominations and other proposals submitted by stockholders;

•	reviews the adequacy of, and compliance with, our Code of Business Conduct and Ethics;

•	administers and oversees all aspects of our corporate governance functions on behalf of the board;

•	monitors regulatory and legislative developments in corporate governance, as well as trends in corporate governance practices, and makes recommendations to the board regarding the same;

•

reviews and discusses with management and the Company’s risk management committee, as appropriate, the Company’s major risks relating to the purview of the nominating and corporate government committee, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•

establishes and oversees procedures for the receipt, retention and treatment of complaints received by the Company with respect to legal and regulatory compliance (except for compliance relating to accounting, internal accounting controls, auditing matters and financial disclosure and reporting); and

•

provides recommendations to the board of directors to establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

The Nominating and Corporate Governance Committee believes that candidates for director should possess the highest personal and professional ethics, integrity and values, be committed to represent our long-term interests and those of our stockholders, possess diverse experience at policy-making levels in business, science and technology, possess key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings, as well as have sufficient time to carry out the duties and responsibilities of a board member effectively.

With the retirement of Mr. Winger effective as of September 26, 2018 and Mr. Kuebler effective as of December 31, 2018, respectively, the current members of the Nominating and Corporate Governance Committee comprise Mr. Whitfield, who chairs the committee, and Messrs. Greer and Lingnau. The board of directors annually reviews the NASDAQ listing standards definition of independence for the Nominating and Corporate Governance Committee and has determined that all members of our Nominating and Corporate Governance Committee are independent. The Nominating and Corporate Governance Committee charter can be found on our corporate website at www.nektar.com.

The current members of our board of directors represent a desirable mix of backgrounds, skills and experiences, and are all believed to share the key personal characteristics described above. Below are some of the specific experiences and skills of our directors.

Jeff Ajer

Jeff Ajer, has more than 25 years of biotechnology industry experience within rare disease and specialty medicine. Mr. Ajer currently serves as Executive Vice President and Chief Commercial Officer at BioMarin Pharmaceutical Inc. Mr. Ajer recently served on the board of directors of True North Therapeutics. Mr. Ajer has extensive knowledge and expertise of the biotechnology industry.

Robert B. Chess

Mr. Chess is our Chairman and former President and Chief Executive Officer and has a deep understanding of our business. Having founded and led private and public companies, Mr. Chess has strong experience leading growing companies in our industry. Due to his long association with the Company as a director and senior executive leader at various times, he possesses significant knowledge and perspective on the history and development of the Company. Mr. Chess is a prominent participant in our industry, was a long-time member of the board of our industry association, and is on the board of trustees and faculty of leading academic institutions.

Karin Eastham

Ms. Eastham has held senior executive and finance positions in the biopharmaceutical industry and brings more than 35 years of experience as both an executive and independent director with significant experience in life sciences with particular expertise in both finance and operations. Ms. Eastham currently serves as a director of several other companies. As a result of her extensive experience, she brings strong expertise in finance, accounting, operations management, business development, and corporate governance.

R. Scott Greer

Mr. Greer has a proven track record as an entrepreneur and senior executive with extensive experience in the biotechnology industry, most recently with Abgenix, Inc., until its acquisition by Amgen, Inc. in 2006. Mr. Greer has held senior executive and finance positions at other companies in our industry and currently serves as a director of several other companies in the biopharmaceutical and medical device industries and has served as the Chairman of the Board of several companies. He possesses strong expertise in biotech industry strategy, business models, and finance and has served on compensation, governance and audit committees.

Lutz Lingnau

Mr. Lingnau has a strong management background in the pharmaceutical industry as a senior executive and member of the executive board of Schering AG Group. He has international sales and operations experience as former head of worldwide sales and marketing in the pharmaceutical division of Schering, and in operational roles in South America and the U.S., and also as a member of the supervisory board of a German specialty chemicals company.

Howard W. Robin

Mr. Robin is our President and Chief Executive Officer. Mr. Robin has over 25 years of experience in the pharmaceutical and biotechnology industries in a variety of roles of increasing responsibility and, prior to becoming our chief executive officer, was the chief executive officer and president and a director of Sirna Therapeutics, a development stage biotechnology company. The board of directors has determined that Mr. Robin’s position as president and chief executive officer provides him with important insight into the

Company’s opportunities, risks, strengths and weaknesses, as well as its organizational and operational capabilities, which is valuable to the board of directors in making strategic decisions and performing its oversight responsibilities.

Roy A. Whitfield

Mr. Whitfield has a strong strategy development and leadership background in the biotechnology and medical industries. He is a former strategy consultant from a major consulting firm, was the founder and chief executive officer of a public biotechnology company and has held executive positions in various segments of the health care industry. He has extensive corporate governance experience through his service on other public company boards in the pharmaceutical and life sciences industries.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of our board to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee also periodically reviews the overall effectiveness of the board, including board attendance, level of participation, quality of performance, self-assessment reviews and any relationships or transactions that might impair director independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. We have paid fees to third party search firms in the past to assist in our process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee of our board of directors will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information, relevant qualifications and other information required by our bylaws to our Secretary at our principal executive offices before the deadline set forth in our bylaws. All written submissions received from our stockholders will be reviewed by the Nominating and Corporate Governance Committee at the next appropriate meeting. The Nominating and Corporate Governance Committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or any individual director should submit written or electronic communications to our Secretary at our principal executive offices, which shall include contact information for such stockholder. All communications from stockholders received will be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, on a periodic basis, but in any event no later than the board of directors’ next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.nektar.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K filed with the SEC.

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

With the passing away of Mr. Krivulka on February 17, 2018, and the appointment of Karin Eastham effective as of September 26, 2018, the Organization and Compensation Committee consists of four independent directors: Messrs. Ajer, Greer and Lingnau and Ms. Eastham. No director who served on the Organization and Compensation Committee in 2018 was, or has been, an officer or employee of us, nor has any director had any relationships requiring disclosure under the SEC rules regarding certain relationships and related-party transactions. None of our executive officers served on the board of directors or the Organization and Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our board of directors or Organization and Compensation Committee.

DIRECTOR COMPENSATION TABLE—FISCAL 2018

Each of our non-employee directors participates in our Amended and Restated Compensation Plan for Non-Employee Directors (the “Director Plan”). Only our non-employee directors are eligible to participate in the Director Plan. The following table shows compensation awarded or paid to our non-employee directors for the fiscal year ended December 31, 2018.

Name (1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	All Other Compensation (e)	Total ($) (f)
Jeff Ajer	92,250	289,322	327,479	0	709,051
Robert B. Chess	124,750	289,322	327,479	0	741,551
Karin Eastham	40,000	517,734	586,015	0	1,143,749
R. Scott Greer	115,750	289,322	327,479	0	732,551
Joseph J. Krivulka(4)	20,000	0	0	0	20,000
Christopher A. Kuebler(5)	83,500	289,322	327,479	7,878	708,179
Lutz Lingnau	98,500	289,322	327,479	0	715,301
Roy A. Whitfield	91,500	289,322	327,479	0	708,301
Dennis L. Winger(6)	47,625	0	0	0	47,625

(1)

Mr. Robin, our President and Chief Executive Officer, is not included in this table as he was an employee of us in 2018 and received no additional compensation for his services in his capacity as a director. Please see the “Summary Compensation Table – Fiscal 2016-2018” for information regarding the compensation Mr. Robin received as our President and Chief Executive Officer.

(2)

Amounts reported represent the aggregate grant date fair value of RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), based on the closing price of the Company’s common stock on the grant date and excluding the effects of estimated forfeitures. As of December 31, 2018, each of our then-serving non-employee directors had 4,750 outstanding RSUs. Ms. Eastham had an additional 3,750 outstanding RSUs as part of her initial grant upon being appointed to the Board in September, 2018 and Mr. Ajer had an additional 9,000 outstanding RSUs as part of his initial grant upon being appointed to the Board in September, 2017.

(3)

Amounts reported represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718, which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to Note 11 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2018. Each of our then-serving non-employee directors received 9,500 stock options for their annual stock option grant on September 27, 2018. Ms. Eastham received an additional 7,500 option awards as part of her initial grant upon being appointed to the Board in September, 2018. As of December 31, 2018, each of our non-employee directors had the following number of outstanding stock options: Mr. Ajer: 65,750; Mr. Chess: 189,500; Ms. Eastham: 17,000; Mr. Greer: 199,500; Mr. Krivulka: 0; Mr. Kuebler: 179,500; Mr. Lingnau: 159,500; Mr. Whitfield: 189,500; and Mr. Winger: 178,125.

(4)	Mr. Krivulka passed away on February 17, 2018.
(5)	Mr. Kuebler retired effective as of December 31, 2018.
(6)	Mr. Winger retired effective as of September 26, 2018.

The 2018 compensation for the Company’s non-employee directors was recommended by the Organization and Compensation Committee to the Board following the receipt of a report from our independent compensation consultant, which in 2018 was Radford, a business unit of Aon plc, which contained an analysis of prevailing market practices regarding levels and types of non-employee director compensation, including the non-employee director compensation practices of our 2018 peer group set forth below in the section entitled “Compensation Discussion and Analysis”, and a comparative assessment of our non-employee director compensation to such peers and market practices. On at least an annual basis, qualified experts deliver a presentation to the Organization and Compensation Committee about recent developments and best practices related to non-employee director compensation.

In 2018, under the Director Plan, each non-employee director is eligible to receive an annual retainer of $40,000 for serving on the board of directors, an additional annual retainer of $50,000 for serving as the chair or lead director of the board of directors, an additional annual retainer of $20,000 for serving as chair of the Audit Committee, an additional annual retainer of $15,000 for serving as chair of the Organization and Compensation Committee, an additional annual retainer of $10,000 for serving as chair of the Nominating and Corporate Governance Committee, and an additional annual retainer of $5,000 for serving as chair of any other committee. In addition, each non-employee director is entitled to $2,000 for each in-person or telephonic board meeting he or she attends and $1,000 for each in-person board meeting he or she attends by telephone. Each non-employee director is also entitled to $1,750 for each in-person or telephonic committee meeting he or she attends and $875 for each in-person committee meeting he or she attends by telephone.

Effective January 1, 2019 the Director Plan was updated so that, each non-employee director is eligible to receive an annual retainer of $65,000 for serving on the board of directors, an additional annual retainer of $50,000 for serving as the chair or lead director of the board of directors, an additional annual retainer of $25,000 for serving as the lead independent director of the board of directors; an additional annual retainer of $33,000 for serving as chair of the Audit Committee, an additional annual retainer of $26,000 for serving as chair of the Organization and Compensation Committee, an additional annual retainer of $20,000 for serving as chair of the Nominating and Corporate Governance Committee, and an additional annual retainer of $5,000 for serving as chair of any other committee. In addition, each non-employee director is entitled to a retainer of $13,000 for serving as a member (other than the Chair) of the Company’s Audit Committee, $11,000 for serving as a member (other than the Chair) of the Company’s Organization and Compensation Committee and a retainer of $9,000 for serving as a member (other than the Chair) of the Company’s Nominating and Governance Committee. Beginning with the fourteenth (14th) board meeting and each additional board meeting thereafter in a given calendar year, each non-employee director will receive $2,000 for each in-person or telephonic board meeting he or she attends and $1,000 for each in-person board meeting he or she attends by telephone. For attending each “Added Committee Meeting,” each non-employee director will receive $1,750 for attending each in-person or telephonic committee meeting and each non-employee director will receive $875 for each in-person committee meeting attended via conference telephone. An “Added Committee Meeting” means: for the Company’s Audit Committee, beginning with the tenth (10th) Audit Committee meeting and each additional Audit Committee meeting thereafter in a calendar year; for the Company’s Organization and Compensation Committee, beginning with the ninth (9th) Organization and Compensation Committee meeting and each additional Organization and Compensation Committee meeting thereafter in a calendar year; and for the Company’s Nominating and Governance Committee, beginning with the seventh (7th) Nominating and Governance Committee meeting and each additional Nominating and Governance Committee meeting thereafter in a calendar year.

In September of each year, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and RSUs, as determined by the board of directors. These equity awards vest over a period of one year (monthly for stock options and upon the anniversary date for RSUs) and include a number of shares as determined annually by the board of directors. Upon initial appointment to the board of directors, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and RSUs. These initial equity awards vest over a period of three years from the date of appointment and will be at a level based on 150% (increased to 180% effective September 26, 2018) of the most recent annual equity compensation grant to non-employee directors, as determined annually by the board of directors. The exercise price of stock options granted is equal to the closing price of the Company’s common stock on the grant date. Following completion of a non-employee director’s service on the board of directors, his or her stock options will remain exercisable for a period of eighteen months (or, if earlier, the end of the maximum term of the option). The term of stock options granted to non-employee directors is eight years. In the event of a change of control, the vesting of each option or RSU award held by each non-employee director will accelerate in full as of the closing of such transaction. In the event of death or disability, each RSU of the non-employee director will vest immediately. In the event a non-employee director retires from the Board at the next annual stockholder’s meeting, their RSU awards vest on a pro-rata basis.

The Director Plan includes ownership guidelines for non-employee directors stating that each non-employee director should own shares of our common stock equal to at least three times the value of the annual board cash retainer. The minimum stock ownership level was to be achieved by each non-employee director within five years of the date of his or her first appointment to the board of directors. As of December 31, 2018, each non-employee director met the minimum stock ownership guidelines or was within the five-year grace period provided by the plan.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our executive compensation philosophy and decision-making process. It discusses the principles underlying the structure of the compensation arrangements for our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2018, our NEOs. Unless noted otherwise, any reference within the Compensation Discussion and Analysis to decisions made by the board of directors refers to the decisions made by the independent members of the board of directors only. This Compensation Discussion and Analysis primarily focuses on the compensation of our NEOs for 2018 that are identified in the table below.

Name	Title
Howard W. Robin	President and Chief Executive Officer
Gil M. Labrucherie	Senior Vice President and Chief Financial Officer
Stephen K. Doberstein, Ph.D.	Chief Research and Development Officer
Maninder Hora, Ph.D.	Senior Vice President Pharmaceutical Development and Chief Technical Operations Officer
Jillian B. Thomsen	Senior Vice President Finance and Chief Accounting Officer

Our current compensation programs for the NEOs are determined and approved by the Organization and Compensation Committee of our board of directors. As described in more detail above under the caption “Information About the Board of Directors-Information Regarding the Committees of the Board of Directors—Organization and Compensation Committee,” the Organization and Compensation Committee takes into account Mr. Robin’s recommendations regarding the compensatory arrangements for our executive officers, although Mr. Robin does not participate in the deliberations or determinations of his own compensation. The other NEOs did not have any role in determining or recommending the form or amount of compensation paid to any of our executive officers.

Company Performance Highlights

In 2018 the Company achieved several important milestones that resulted in significant value creation. We believe these milestones were achieved as a result of a well-crafted long-term strategy and investment priorities established by management over the past several years. The biotechnology industry is characterized by high stock price volatility and, as a result, our focus on pay for performance is based on an assessment of the level of the Company’s achievement against annual business and operating objectives rather than the stock price at any given point in time. Some of the significant accomplishments achieved in 2018 are summarized below.

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In February 2018, we entered into a global development and commercialization agreement with Bristol-Myers Squibb to evaluate NKTR-214 plus Opdivo® (nivolumab) in more than 20 indications across 9 tumor types. NKTR-214 (bempegaldesleukin) is a CD122-biased agonist designed to stimulate the patient’s own immune system to fight cancer. This collaboration with Bristol-Myers Squibb was the culmination of the data generated from PIVOT-02 in 2017 with the study continuing into this year. We believe this collaboration represented a landmark achievement in the biotechnology industry with a $1.85 billion upfront payment (comprised of a $1 billion upfront payment and a $850 million premium equity investment), $1.43 billion in development and regulatory milestones, with the Company retaining a 65% profit interest and Bristol-Myers Squibb responsible for a majority of costs for the broad development plan.

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Due to our collaboration agreement with Bristol-Myers-Squibb and related upfront and milestone payments, Nektar’s revenue nearly tripled, we had our first positive earnings year since Nektar’s inception and our free cash flow was positive.

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In April 2018, we initiated enrollment of patients in the NKTR-262 Phase 1/2 clinical study, which we call the REVEAL study, and the dose-escalation portion of this clinical study is ongoing. NKTR-262 is a small molecule agonist that targets toll-like receptors (“TLRs”) found on innate immune cells in the body. NKTR-262 is designed to overcome the body’s dysfunction of antigen-presenting cells (“APC”), such as dendritic cells, which are critical to induce the body’s adaptive immunity and create antigen-specific cytotoxic T cells. NKTR-262 is being developed as a single intra-tumoral injection to be administered at the start of therapy with NKTR-214 in order to induce an abscopal response and achieve the goal of complete tumor regression in cancer patients treated with both therapies.

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In April 2018, we announced a clinical collaboration with Takeda Pharmaceutical Company Ltd (“Takeda”) to evaluate Nektar’s investigational medicine, NKTR-214, with Takeda’s investigational medicine, TAK-659, as a potential combination treatment regimen in multiple cancer settings. TAK-659 is a dual inhibitor of both spleen tyrosine kinase (“SYK”), a kinase involved in cell proliferation and FLT-3, a cytokine receptor in the receptor tyrosine kinase class.

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In May 2018, we initiated a Phase 1 multiple-ascending dose trial to evaluate NKTR-358 in patients with systemic lupus erythematosus (“SLE”), and this trial is currently enrolling patients. NKTR-358 is an investigational drug designed to correct the underlying immune system imbalance in the body that occurs in patients with autoimmune disease. NKTR-358 is designed to optimally target the IL-2 receptor complex in order to stimulate proliferation and growth of regulatory T cells.

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In May 2018, we submitted a new drug application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) for NKTR-181, a new molecular entity (“NME”) and the first analgesic opioid molecule to exhibit a reduced incidence of specific CNS-mediated side effects, such as euphoria, through the targeted alteration of brain-entry kinetics. The NDA is supported by an extensive clinical and nonclinical data package. The clinical data submitted in the NDA comprised 15 studies in 2,234 subjects and includes: a 600-patient efficacy study in patients with chronic low back pain who are new to opioid therapy; a 630-patient long-term 52-week safety study in patients with noncancer pain, who are new to opioid therapy, as well as those who are experienced with opioid therapy; pharmacokinetic/pharmacodynamic studies in over 450 subjects; and two human abuse potential studies evaluating both therapeutic and supratherapeutic doses of NKTR-181 versus an oxycodone control in recreational drug users. The Prescription Drug User Fee Act (“PDUFA”) target action date is August 29, 2019.

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On November 6, 2018, we entered into a clinical trial collaboration with Pfizer, Inc. (“Pfizer”) to evaluate several combination regimens in multiple cancer settings, including metastatic castration-resistant prostate cancer and squamous cell carcinoma of the head and neck. The combination regimens in this collaboration will evaluate NKTR-214 with avelumab, a human anti-PD-L1 antibody in development by Merck KGaA (“Merck”), and Pfizer; talazoparib, a poly (ADP-ribose) polymerase (“PARP”) inhibitor developed by Pfizer; or enzalutamide, an androgen receptor inhibitor in development by Pfizer and Astellas Pharma Inc.

We believe that the above accomplishments, together with accomplishments achieved by the Company over the past ten years with the current leadership team, directly resulted in the Company (1) building and advancing a significant drug candidate pipeline; (2) building an organization and infrastructure designed to execute on our mission of being a leading research-based development stage biopharmaceutical company; and (3) establishing collaboration and proprietary product opportunities that have significant future economic potential based on milestone payments, royalties and sales. We believe that the compensation programs and awards to our NEOs should be evaluated within the context of these significant accomplishments and performance over a sustained period.

Compensation Program Objectives and Philosophy

In order to continue the execution and growth of our business as described above, we believe that it is vital that we continue to retain and attract highly experienced and skilled senior leadership by offering competitive base compensation and benefits, significant performance-based incentives, and the potential for long-term equity compensation. Our goal is to structure a meaningful portion of executive compensation such that it will only have value if the senior leadership is successful in building significant long-term value for Nektar’s business.

Our current executive compensation programs are intended to achieve the following four fundamental goals and objectives to: (1) incent and reward sustained long-term performance by aligning significant elements of executive compensation with our stockholders’ interests; (2) attract and retain an experienced, highly qualified and motivated executive management team to lead our business; (3) provide economic rewards for achieving high levels of our performance and individual contribution; and (4) pay compensation that is competitive, taking into account the experience, skills and performance of the executives required to build and maintain the organization necessary to support our mission to be a leading research-based development stage biopharmaceutical company.

When structuring our executive compensation programs to achieve our goals and objectives, we are guided by the following philosophies:

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Alignment with Stockholders’ Interests. Our compensation model should be designed to align the economic interests of our executives with those of our stockholders. In 2012, we established a performance-based equity award program for our executive officers. Under this program, 50% of the annual equity awards to our executive officers are performance-based equity awards that only vest if a performance condition is met within five years. The performance criteria for 2018 is the Company’s achievement of each of the following objectives: (1) first patient dosed in at least four (4) registrational trials for NKTR-214 run by Nektar combined with one or more anticancer agents; and (2) the filing and acceptance of two (2) investigational new drug (“IND”) applications with the FDA for drug candidates wholly-owned by the Company. For the purposes of the awards, a “registrational trial” means any clinical study with predefined end points reasonably designed to achieve accelerated or full approval of NKTR-214.

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Pay for Performance. The objective of our executive compensation program is to deliver compensation above industry median for exceptional performance and deliver compensation below the median in performance periods where the Company does not perform well. Since 2012 we have tied each NEOs’ annual merit equity award to an assessment of individual performance or the achievement of what we believe to be rigorous and objective performance achievement milestones or criteria (such as acceptance of an NDA by the FDA).

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Total Rewards Program. The total compensation program must balance pay for performance elements with selected static non-performance-based elements in order to create a total rewards program that is competitive and will help us attract and retain highly qualified and motivated executives.

•	Flexible Approach. The level of compensation provided to executives must take into account each executive’s role, experience, tenure, performance and expected contributions to our future success.

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Focus on Achievement of Fundamental Business Goals. The compensation program should be structured so that executives are appropriately incentivized to achieve our short- and long-term goals that are viewed as fundamental to driving value in our business.

We believe that each element of our executive compensation program helps us to achieve one or more of these compensation objectives. For example, we believe that performance-based short-term cash incentive opportunities in combination with performance-based equity incentive awards that are earned over time is the best way to align our executives’ interests with those of our stockholders and pay for performance with our objective to measure performance based upon achieving business milestones that we believe will create long-term value. We also believe that the long-term vesting schedules applicable to equity awards also serve as a significant retention incentive as well as a focus on building long-term stockholder value. Providing base salaries and certain severance protections helps us ensure that we are providing a competitive compensation package that attracts and retains qualified, experienced and highly skilled executives. We designed our total compensation program to combine short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that we believe are appropriate to achieve each of our fundamental compensation philosophies as described above. It was our intent to design the structure of our compensation program to provide appropriate incentives to reward our executives for achieving our long-term goals and objectives, some of the most important of which are building and advancing a robust drug candidate pipeline, entering into new collaboration partnerships and executing on our current collaborations, increasing the skill level and efficiency of our organization and improving our financial performance. We believe that our compensation program has helped us both recruit and retain superior executive talent to continue to build an organization capable of executing on our mission to become a leading research-based development stage biopharmaceutical company.

Relationship between Company Performance and Executive Pay

The biotechnology industry is generally thought to be characterized by a higher risk profile and by more binary business outcomes than other, more traditional industries. This historically has led to high stock volatility for biotechnology companies. Mr. Robin’s total compensation, as reported below in the Summary Compensation Table – Fiscal 2016-2018, decreased by 26% in 2018 as compared with 2017. The graph below demonstrates that even with high levels of volatility in stock price, the total compensation for Mr. Robin is generally aligned with our stock price performance over the past five years. In 2018, CEO (and other NEO) equity awards were targeted at the market 50th percentile factoring performance but also the company’s current position relative to the peer group in terms of size. Individual executive awards were adjusted from 50th percentile based on individual performance. We anticipate reevaluating competitive positioning annually factoring Nektar’s size relative to the peer group and performance. We adopted a value-based approach for sizing equity, consistent with market practices. Awards were delivered 50% stock options / 50% RSUs (ratio of two stock options: one RSU), with 50% of each vehicle tied to time-based vesting and the other 50% vesting upon achievement of performance milestones

Mr. Robin’s total compensation for 2014 includes two annual stock option grants, one made in February 2014 for the 2013 performance period and one made in December 2014 for the 2014 performance period as a result of our one-time transition in 2014 to grant equity at the end of the fiscal year so that the award value more closely aligns with our stockholder performance.

In 2016, 2017 and 2018, equity awards made to Mr. Robin accounted for 62%, 85% and 80%, respectively, of his total direct compensation. Our objective in providing a substantial portion of Mr. Robin’s compensation in the form of equity awards is to ensure that substantial compensation value is made available to him that fluctuates based on stock price performance.

In addition, since 2012, one-half of Mr. Robin’s equity compensation awarded included performance-based vesting conditions, and as a result these awards only have value if, for 2018 awards, key product development milestones are achieved, or for awards granted prior to 2018, an NDA or Marketing Authorization Application (“MAA”) approval filing is made for a significant drug development program. This performance hurdle is in addition to a time-based vesting requirement that also applies to his equity awards. We believe these performance-based equity grants serve to further align Mr. Robin’s interests with those of our stockholders and create appropriate additional incentives to achieve performance objectives that we consider critical to the long-term growth and value of the Company.

Executive Compensation Practices

Below we provide a summary of our executive compensation practices, including both the practices that we follow and those that we do not follow, in each case based on whether we believe they serve the long-term interests of our stockholders.

Core Compensation Principles and Practices

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Pay for Performance. A substantial majority of the compensation awarded to our NEOs is either tied to specific company-wide and individual performance objectives or has been made either in the form of stock option awards that will only have value if our stock price increases after the grant date or RSUs the value of which fluctuates with our stock price.

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Performance-Based Equity Grants. Since 2012, we have awarded 50% of each then-serving executive officer’s annual equity grants in the form of performance-based equity awards that only vest and become exercisable upon the achievement of the submission and acceptance of NDAs in the U.S. or MAAs in Europe for significant programs in our pipeline, or meeting significant program goals, in addition to satisfying time-based vesting requirements. We believe this program is important in that it even more tightly aligns the economic interests of our senior leadership team with those of our stockholders.

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Ownership Guidelines. Effective 2019 we established ownership guidelines such that the CEO should own shares of our common stock equal to at least three times his base salary, and that the NEOs should own shares of our common stock equal to at least one times his or her base salary.

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Regular Peer Group Review. The Organization and Compensation Committee regularly reviews the Company’s compensation peer group. This review occurred most recently in March 2018 to reflect the significant increase in market capitalization that occurred during 2017.

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Double Trigger. Our change of control severance benefit plan (“CIC Plan”) provides our executive officers with acceleration of unvested equity awards held by them if they are terminated (without cause or constructively) in connection with a change of control transaction or within twelve months following a change of control transaction. Our award agreements and CIC Plan do not mandate accelerated vesting of equity awards based on a change of control alone.

☑	Reasonable Post-Employment and Change of Control Severance Arrangements. We believe that our severance arrangements with our executive officers are reasonable and in line with industry practice.

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Compensation Claw-Back Policy. We have implemented a claw-back policy which permits us to require reimbursement or cancellation of all or a portion of any performance-based cash awards or equity incentive payments to the extent based on financial results that are subsequently revised.

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Regular Review of Share Utilization for Equity Compensation. We regularly evaluate and manage equity incentive plan share reserve pool utilization by reviewing overhang levels (the dilutive impact of equity compensation on stockholders) and annual burn rates (the aggregate shares awarded as a percentage of total outstanding shares).

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Mitigate Undue Risk. We have designed our executive compensation program to mitigate undue risk associated with compensation by implementing the following: multiple performance targets and caps on potential payments of short-term incentive compensation (i.e., annual bonuses); awarding a substantial portion of executive compensation in the form of long-term compensation (i.e., stock options and RSUs, with multi-year vesting requirements); and compensation claw-back provisions requiring reimbursement or cancellation of all or a portion of any performance-based cash awards or equity incentive payments (please refer to the full policy on Nektar.com/governance).

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Utilize Independent Compensation Consulting Firm. The Organization and Compensation Committee regularly consults with an independent compensation consulting firm which provides no other services to the Company. For more information on our independent compensation consultant, please see “Organization and Compensation Committee” under “Information About Our Board of Directors” above.

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Stockholder Outreach. We regularly meet with our stockholders to obtain feedback and discuss items of concern to them, including executive compensation. We describe stockholder outreach efforts on executive compensation in more detail below in the section titled “Role of Stockholder Say-on-Pay Votes.”

☒	No Stock Option Repricing. Our equity incentive plans prohibit us from repricing, exchanging or otherwise providing value for underwater stock options.

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Elimination of Excise Tax Gross-Ups on Change of Control Payments. On April 5, 2011, we amended our CIC Plan to eliminate any “gross up” payments for any excise taxes imposed on participants who became eligible to participate in the plan after January 1, 2010.

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No Accelerated Vesting of Equity Awards on Termination. Whether one of our NEOs is terminated by the Company without cause or resigns for good reason, our severance arrangements do not provide for accelerated vesting of outstanding equity awards (other than a qualifying termination after a change of control as provided in the CIC Plan).

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No Inclusion of the Value of Equity Awards in Severance Calculations. Our post-termination and change of control severance arrangements do not include the value of equity awards in annual compensation for purposes of determining cash severance amounts.

☒	No Fixed Employment Terms. We do not have employment contracts with our executive officers that provide for a guaranteed term of employment.

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No Funded Pension or Retirement Plans. We do not provide any guaranteed or funded retirement plan benefits other than a matching contribution of up to $6,000 for 401(k) plan participants that we make available to all employees.

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No Hedging Transactions, Share Pledging, or Short Sales by Employees or Directors. Our security trading policy prohibits any employee or director from engaging in hedging transactions, short sales or trading in any derivative security of the Company. This policy also prohibits pledging our shares on margin.

Role of Stockholder Say-on-Pay Votes

Engaging with our stockholders helps us to understand how they view us, assists in setting goals and expectations for our performance, and identifies any emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Throughout the year, members of Investor Relations and other subject-matter experts within the Company engage with our stockholders to remain well-informed regarding their perspective on current issues, as well as to address any questions or concerns. These teams serve as liaisons between stockholders, members of senior management and the Board. Additionally, our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We seek stockholder feedback on governance and other matters throughout the year, concentrating our efforts on our largest stockholders.

We provide our stockholders with the opportunity to cast an annual advisory vote on our executive compensation program (referred to as a “say-on-pay vote”). At our annual meeting of stockholders held in June 2018, approximately 91.6% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. After considering the 2018 say-on-pay vote, the Organization and Compensation Committee reaffirmed the design and elements and did not make any changes to our executive compensation program in response to the 2018 say-on-pay vote. The board of directors and Organization and Compensation Committee will continue to consider the outcome of our say-on-pay proposals and direct stockholder feedback when making future compensation decisions for the NEOs.

Design and Elements of Our Compensation Program

The material elements of our current executive compensation programs for NEOs consist primarily of the following:

1.	Base Salary. Each NEO earned an annual base salary during 2018.

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Short-Term Incentive Compensation. Each NEO was eligible to earn an incentive cash compensation payment for the 2018 performance period based on a combination of the Company’s achievement of corporate performance objectives and individual performance.

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Long-Term Incentive Compensation. Each NEO was awarded annual equity grants with a mix of approximately 50% of equity award value in the form of RSUs and 50% of equity award value in the form of stock options, in each case with the equity awards granted or vesting based on an assessment of individual performance or objective achievement milestones or criteria.

Direct Compensation Mix

While we review peer group company data regarding the mix of current and long-term incentive compensation and between cash and non-cash compensation, we have not adopted any formal policies or guidelines for allocations among these various compensation elements. Our executive compensation program is predominantly performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target long-term incentive compensation grows proportionately as job responsibilities increase, which encourages our NEOs to focus on the Company’s long-term success and aligns with the long-term interests of our stockholders.

Consistent with our pay for performance philosophy, we believe that a greater component of overall direct compensation for the NEOs relative to other employees should be performance-based; therefore, in 2018 approximately 87% to 92% of total direct compensation of the NEOs was tied to Company and individual performance objectives or linked to the value of our stock price. The graphics below illustrate the mix of fixed, annual and long-term target incentive compensation we provided to our CEO. These graphics also illustrate the amount of target direct compensation tied to achievement of performance goals. In 2018, approximately 92% of total direct compensation to Mr. Robin was performance-based and not guaranteed.

50% of the equity awards granted to Mr. Robin in 2018 were contingent upon achievement of a performance-based milestone in addition to time-based vesting.

Use of Peer Company Data

We regularly review the compensation practices of our peer group companies identified below in response to the fast-moving nature of the biotechnology industry, including merger and acquisition activity, and changes in product pipeline and business stage. In determining the appropriate peer companies, we consider the following factors: business model; business stage and complexity; therapeutic area similarity; status of the drug candidate pipeline; manufacturing activity (if any); technology platform; product focus and company size based on the number of employees, revenue and market capitalization. As a result of the Company having a combination of multiple drug candidates in diverse therapeutic areas, a mix of wholly-owned and partnered drug candidates, a technology platform with the potential to enable multiple drug candidates in future years, and a significant legacy proprietary manufacturing operation, it is very challenging to identify truly comparable companies.

Due to the significant change in Nektar’s market capitalization in the last quarter of 2017 and the beginning of 2018, in March 2018 the Organization and Compensation Committee reviewed our compensation peer group with the objective of further aligning the Company’s market capitalization and business model with that of the peer group to be used for the 2018 annual compensation decisions. After review, ACADIA Pharmaceuticals, Inc., Alexion Pharmaceuticals, Inc., BioMarin Pharmaceutical, Inc., Bluebird Bio, Inc., Exelixis, Inc., Incyte Corporation, Jazz Pharmaceuticals, Plc., Neurocrine Biosciences, Inc., Regeneron Pharmaceuticals, Inc., and

Vertex Pharmaceuticals, Inc. were added to our current peer group. Juno Therapeutics, Inc. was removed as it was acquired, and Acorda Therapeutics, Inc., Arena Pharmaceuticals, Inc., FibroGen, Inc., Halozyme Therapeutics, Inc., Horizon Pharmaceuticals Plc., ImmunoGen, Inc., Ironwood Pharmaceuticals, Inc., Medicines Co., Pacira Pharmaceuticals, Inc., Puma Biotechnology, Inc., Spectrum Pharmaceuticals, Inc., and Theravance Biopharma, Inc. were removed as the Organization and Compensation Committee considered them less relevant competitors given their market capitalization. The peer group of companies considered when evaluating 2018 compensation decisions consisted of the following companies:

ACADIA Pharmaceuticals, Inc. Alexion Pharmaceuticals, Inc. Alkermes, Inc. Alnylam Pharmaceuticals, Inc. BioMarin Pharmaceutical, Inc. Bluebird Bio, Inc. Exelixis, Inc.	Incyte Corporation Ionis Pharmaceuticals, Inc. Jazz Pharmaceuticals, Plc. Neurocrine Biosciences, Inc. Regeneron Pharmaceuticals, Inc. Seattle Genetics Vertex Pharmaceuticals, Inc.

Given that certain of our peer group companies have larger or smaller market capitalizations than the Company, the Organization and Compensation Committee also reviews equity and total direct compensation data for our executives against the compensation for similarly situated executives at peer companies. In 2018, we adopted a value-based approach for sizing equity and Radford, our independent compensation consultant, provided recommendations which are benchmarked to the 50th percentile, and adjusted based on the Company’s performance and size relative to the peer group. Although the Organization and Compensation Committee reviewed and discussed the compensation data for the peer group companies to help inform executive compensation decisions, it does not set compensation at any specific level or percentile based solely on the peer group data. The peer group data and general industry compensation survey data is used only as one reference point taken into account in making compensation decisions. In determining total and direct compensation, the Organization and Compensation Committee considers a number of factors including an assessment of individual performance, competitive market practices, the number of unvested stock options held by the executive and average exercise price (i.e., the retention value) of these options, the number of unvested RSUs, the individual’s overall contributions, and stockholder dilution. However, we do not use a formula or assign a particular weight to any one factor in determining cash and equity award levels. The determination of equity grant levels is subjective, and the Organization and Compensation Committee awards equity grants at levels it believes in its judgment are reasonably competitive and consistent with our philosophy that a substantial portion of our executives’ compensation should be performance-based and help to further link the interests of our executives with those of our stockholders. The Organization and Compensation Committee does not use peer group or industry survey data as a standalone tool for setting compensation due to the unique aspects of our business and the need to attract and retain particular expert managers with unique experience and skills. However, the Organization and Compensation Committee generally believes that reviewing and analyzing this information is an important component of its executive compensation decision-making process.

Base Salary

Base salary is the initial building block of compensation for the NEOs because it provides the executives with a specified minimum level of cash compensation, which we believe is important to attract and retain highly skilled and experienced executives. The Organization and Compensation Committee determines base salaries by considering competitive pay practices, cost of labor and compensation trends, individual performance and promotions, level and scope of responsibility, experience and internal pay equity. However, the Organization and Compensation Committee does not use a formula or assign a particular weight to any one factor. Rather, the determination of base salary levels is subjective, and base salaries are set at levels that the Organization and Compensation Committee believes to be reasonably competitive. In December 2017, the Organization and Compensation Committee reviewed the base salaries of the NEOs and increased the CEO base salary by 3% and the other NEO base salaries by 0% to 12.8% for 2018. In December 2018, the Organization and Compensation

Committee reviewed the base salaries of the NEOs and increased the CEO base salary by 5% and the other NEO base salaries by 2.9% to 5.1% for 2019. The base salary earned by each NEO during 2018 is reported below in the Summary Compensation Table – Fiscal 2016-2018.

Short-Term Incentive Compensation

Incentive Compensation Plan. We believe that our short-term incentive compensation program (“Incentive Compensation Plan”) for the NEOs rewards the achievement of important short-term objectives that advance us toward our long-term strategic objectives. Our Incentive Compensation Plan applies to all employees and all executive officers other than Mr. Robin, who is subject to his own separate annual performance-based bonus compensation arrangement with a combination of corporate and personal objectives established and evaluated by the Organization and Compensation Committee. However, Mr. Robin’s bonus arrangement for 2018 was based on substantially the same corporate objectives that we established under the Incentive Compensation Plan. Consistent with our compensation philosophy of paying for performance and maintaining a flexible approach, we use the Incentive Compensation Plan to incent the NEOs to achieve important corporate goals while at the same time encouraging and rewarding excellent individual performance by recognizing and rewarding differences in performance between individual executives.

Plan Design. The board of directors establishes a small number of important annual corporate goals each year that include clinical development, research, manufacturing, organizational and financial goals which we believe are essential to building long-term stockholder value and are used to assess annual corporate performance. The relative weightings of these corporate goals are based upon our assessment of the importance of each goal in creating long-term value for the Company and our stockholders. If we achieve the target level of performance for all of the stated goals, the overall corporate performance rating should be approximately 100%. We endeavor to select corporate goals that, if met by management, represent significant levels of annual achievement, although we believe the long-term nature of our drug development business does not lend itself to over-weighting the importance of annual goals. Following the conclusion of the annual performance period, the level of achievement for each corporate goal is assessed by the board of directors. The board determines whether each corporate goal has been met, exceeded, or not satisfied. In addition, in assessing corporate performance, the determination of corporate performance may be adjusted upward or downward as deemed appropriate to factor in other significant corporate events, either negative or positive, that occurred during the performance period. After taking into account the level of attainment of each corporate goal and such other corporate performance factors as the board may determine appropriate in reviewing performance for a particular year, the board of directors assigns an overall corporate performance rating for the year, which may range from 0% to 200%. The Organization and Compensation Committee then confirms the corporate performance rating for purposes of the Incentive Compensation Plan. The total available bonus pool under the Incentive Compensation Plan is determined by multiplying the corporate performance rating by the aggregate target bonus of all eligible participants which includes nearly all of the Company’s full-time employees. The aggregate of all individual bonuses awarded under the plan cannot exceed the total available bonus pool so that the total cost of bonuses ultimately reflects our assessment of overall performance and is not inflated by the sum of individual performance ratings. Mr. Robin does not participate in the final selection of the corporate goals or determining the corporate performance rating.

After the corporate performance rating is determined, the individual performance of each NEO is reviewed by the Organization and Compensation Committee in consultation with Mr. Robin (other than with respect to his own performance) in order to determine the appropriate individual performance percentage rating to be assigned to the executive for the performance period. Mr. Robin’s individual performance is separately reviewed by the Organization and Compensation Committee. Each NEO’s actual annual bonus is based on a combination of the corporate performance rating and individual performance. The Incentive Compensation Plan does not provide for a specific allocation or weighting between corporate and individual performance. The actual annual bonus awarded for each NEO is determined by the Organization and Compensation Committee in its sole discretion, and the maximum payout for each NEO, including Mr. Robin, could be up to 200% of his or her annual performance-based compensation target (or, by the same token, an individual executive’s award could be reduced to 0% based on individual performance regardless of the corporate performance rating).

Target Annual Short-Term Incentive Compensation for 2018. The NEOs were each assigned a target annual incentive for 2018 ranging from 50% to 85% of base salary. All NEOs bonus percentage of base salary remained unchanged from the 2017 levels. The table below shows the target annual incentive assigned by us to each NEO for 2018 both as a dollar amount and as a percentage of base salary.

Name	Target Annual Incentive for 2018 ($)	Target Annual Incentive for 2018 (% of Base Salary)
Howard W. Robin	823,583	85%
Gil M. Labrucherie	315,848	50%
Stephen K. Doberstein, Ph.D.	300,000	50%
Maninder Hora, Ph.D.	244,709	50%
Jillian B. Thomsen	217,500	50%

Company Performance Objectives. The 2018 corporate objectives and relative weightings assigned to each objective were as follows:

Objective	Target%
Clinical
Objective related to NKTR-214 pivotal clinical studies initiated	15%
Objective related to NKTR-181 NDA submission	15%
Objective related to NKTR-262 and NKTR-214 combination Phase 1 clinical study objectives	10%
Objective related to NKTR-358 clinical study initiated	5%
Research
Objective related to advancing IND enabling work for NKTR-255 in 2019	5%
Objective related to advancing a development candidate status and support and IND filing in late 2019/early 2020	5%
Manufacturing/Supply
Objective related to NKTR-214 scale-up to meet clinical and commercial requirements and preparation for registration	15%
Objective related to manufacture of NKTR-181 for validation and ongoing supply	5%
Corporate and Financial
Objective related to scale-up of headcount and facilities to meet development goals	10%
Objective related to a collaboration transaction or commercialization progress for NKTR-181	5%
Objective related to a collaboration transaction execution for NKTR-214	5%
Objective related to year-end cash position (not including payments from new collaborations, financings, or stock option exercise proceeds)	5%

These performance objectives served as the corporate performance objectives under the Company’s Incentive Compensation Plan and were also used as one important data point for purposes of the Organization and Compensation Committee determining Mr. Robin’s 2018 cash bonus. The 2018 corporate objectives were weighted at 100% allocated as follows: 55% to research and development objectives, 20% to manufacturing objectives, 25% to general corporate and financial objectives. This weighting of objectives is a reflection of our long-term focus as a research-based development stage biopharmaceutical company with the goal of building a broad, robust and diverse pipeline of proprietary drug candidates. We believe this mix of corporate goals represents objectives important to building the long-term foundation of our business. A corporate performance rating in excess of 100% can only be achieved if the Organization and Compensation Committee determines that the goal achievement for one or many of the goals substantially and qualitatively exceeded the target metrics, or the Organization and Compensation Committee uses its discretion to factor in other significantly positive corporate events that occurred during the performance period. The maximum potential corporate performance rating is 200%.

Actual Annual Incentives Earned for 2018. Management prepared a report on the status of achievement of the 2018 corporate objectives that was reviewed by the Organization and Compensation Committee. The Organization and Compensation Committee determined that nine of the corporate goals identified above were met, and three goals were significantly exceeded resulting in a 120% aggregate achievement. The Organization and Compensation Committee also recognized the significant accomplishment of the strategic global development and commercialization agreement to evaluate NKTR-214 plus Opdivo ® (nivolumab). This agreement resulted in a $1.85 billion upfront payment and the potential of an additional $1.78 billion in milestone payments, while retaining the ability for Nektar to book revenue for NKTR-214 and additionally, retain the ability to develop NKTR-214 with certain other anti-cancer agents. In recognition of this accomplishment, the Organization and Compensation Committee concluded a discretionary upward adjustment of 30% was warranted resulting in a corporate performance rating of 150% for 2018.

The Organization and Compensation Committee, in consultation with Mr. Robin, determined an individual performance rating for each of the NEOs excluding Mr. Robin, whose performance is determined independently by the Organization and Compensation Committee without his participation. Consistent with standards used to determine annual incentive awards for all employees and our objective to tie pay to performance, the NEOs are eligible to earn annual bonus awards that exceed the corporate performance rating if their rating is “exceptional” or “exceeds expectations.” Employees with ratings of “solid performer,” “needs improvement” or “does not meet expectations” received awards below the corporate performance rating level, and in some cases, they received bonuses significantly below that level or no bonus award at all.

We considered a number of performance factors in determining each executive’s performance rating and associated annual incentive awards, including specific accomplishments of each NEO, the effectiveness of leadership within the NEO’s functional area, the level of their contributions to the achievement of the corporate objectives, the achievement of certain outcomes that were not corporate objectives but nonetheless important projects at the Company, and the ability to effectively work with other members of the management team. Although the NEO bonus awards were higher than the 150% corporate performance rating, the aggregate cost of the Company’s pool was limited to the 150% bonus pool. The table below includes the actual 2018 bonuses, as a percentage of the target bonus, that we awarded the NEOs for 2018.

Name	Actual Bonus as a Percentage of Target Bonus for Entire 2018 Year (%)
Howard W. Robin	200%
Gil M. Labrucherie	200%
Stephen K. Doberstein, Ph.D.	160%
Maninder Hora, Ph.D.	190%
Jillian B. Thomsen	195%

The amounts of each NEO’s bonuses for the 2018 fiscal year are reported in the Summary Compensation Table—Fiscal 2016-2018.

Long-Term Incentive Compensation: Equity Awards

Overview. In accordance with our objective of aligning executive compensation with our stockholders’ interests, our current long-term incentive program for the NEOs generally consists of annual awards of equity compensation that are subject to a multi-year vesting schedule. We believe that equity compensation is a very effective tool to align the interests of our NEOs with the interests of our stockholders. Consistent with the 2017 program, the 2018 annual equity awards included a mix of approximately 50% in the form of stock options and 50% in the form of RSUs, except that the RSUs are determined by treating each RSU as the equivalent of two stock options. This ratio converts stock options to RSUs using a slight discount to the stock option fair value disclosed in the Summary Compensation Table – Fiscal 2016-2018 to recognize that RSUs have less performance risk than stock options. Fifty percent of the 2018 annual stock option and RSU grants are subject to performance-based vesting conditions as well as a time-based vesting requirement. Annual stock options vest monthly over four years and annual RSUs vest quarterly over three years.

Performance-Based Equity Compensation Program. In 2012, we established a performance-based equity program for our executive officers. Under this program, 50% of the annual equity awards granted to our executive officers each year have been made in the form of performance-based equity awards that vest based on time-based vesting schedules plus a separate independent performance condition that must also be achieved within five years of grant. The performance criteria for 2018 is the Company’s achievement of each of the following objectives: (1) first patient dosed in at least four (4) registrational trials for NKTR-214 run by Nektar combined with one or more anticancer agents; and (2) the filing and acceptance of two (2) IND applications with the FDA for drug candidates wholly-owned by the Company. For the purposes of the award, a “registrational trial” means any clinical study with predefined end points reasonably designed to achieve accelerated or full approval of NKTR-214. In setting this performance hurdle, the Organization and Compensation Committee believed it would be challenging to achieve and, if achieved, would help create long-term stockholder value. We believe that the advancement of the late stage drug candidate pipeline is a critical catalyst to stockholder value creation.

Actual Long-Term Incentives Awarded. The NEOs received an annual equity award in December 2018 in connection with our evaluation of the 2018 annual performance period. Our independent compensation consultant provided data created in December 2018 indicating that the CEO’s and NEO’s 2017 total compensation was above the peer group median (primarily driven by the steep increase in share price in December 2017). The 2018 study was referenced in December 2018 when equity awards were granted, at which time it was determined that CEO and NEO equity awards should be positioned closer to the peer group median. Accordingly, each of the NEOs received a decrease in their annual equity grant values as compared to 2017 to reflect the market data and change in peer group. The 2018 award to our CEO, Mr. Robin, reflected the median grant value of the 2018 peer group.

In 2018, we adopted a value-based approach for sizing equity, consistent with market practices. In determining the grant levels for these awards, we consider a number of factors including an assessment of individual performance, competitive market practices, the number of unvested RSUs and stock options held by the executive and average exercise price (i.e., the retention value) of these stock options, the individual’s overall contributions, and stockholder dilution. However, we do not use a formula or assign a particular weight to any one factor in determining equity award levels. Rather, the determination of equity grant levels is subjective, and the Organization and Compensation Committee awards equity grants at levels it believes in its judgment are reasonably competitive and consistent with our philosophy that a substantial portion of our executives’ compensation should be performance-based and help to further link the interests of our executives with those of our stockholders. These annual stock option awards vest monthly over a period of four years; and annual RSU awards vest quarterly over a period of three years and thus provide a retention incentive for the executive as well as an additional incentive to help create value for our stockholders.

In addition to the 2018 annual equity award, we granted RSUs to Ms. Thomsen on November 1, 2018. This was a retention award recognizing that Ms. Thomsen is instrumental to the continued advancement and support of large scale clinical development programs and the critical role of the finance and accounting organizations as the company continues its growth. Our independent compensation consultant, Radford, assisted in determining the amount of the award. This grant has a two-year cliff before quarterly vesting in the third year. We believe these RSUs provide significant retention incentive for Ms. Thomsen as well as aligning her long-term compensation with value creation for our stockholders.

Effective January 1, 2019 the Organization and Compensation Committee approved ownership guidelines for our executive officers, such that the CEO should own shares of our common stock equal to at least three times his or her base salary, and the NEOs should own shares of our common stock equal to at least one time his or her base salary. The minimum stock ownership level was to be achieved by each executive officer within five years of the date of his or her appointment to executive officer. As of December 31, 2018, the CEO and each NEO met the minimum stock ownership guidelines.

The number of shares of common stock subject to stock option and RSU awards granted to each NEO during 2018 and the grant-date fair value of these equity awards is presented in the Grants of Plan Based Awards in 2018 table below. A description of the material terms of the 2018 equity awards is presented in the narrative section following that table.

Severance and Change of Control Benefits

If the employment of an NEO is terminated by us without cause or by the executive for a designated good reason outside of the context of a change of control transaction, the executive would be entitled to severance benefits under the executive’s agreements with the Company. These severance benefits include a cash severance payment based on the executive’s then current base salary and the amount of his or her target annual incentive bonus, payment of COBRA premiums for one year, and an additional twelve-month period to exercise vested stock options (an eighteen-month period for Mr. Robin, and a three-month period for Dr. Hora). In order to attract and retain these NEOs in a competitive environment for highly skilled senior executive talent in the biotechnology and pharmaceutical industry and to provide an incentive to obtain a broad release of claims in favor of the Company, we determined it was necessary to offer each of them severance benefits in the case of a termination without cause or constructive termination outside the context of a change of control transaction. Many companies provide severance benefits for similar types of terminations of employment, and we believe that it is important for us to offer these severance benefits in order to continue to provide a competitive total compensation program. These NEOs would also be entitled to certain termination benefits upon a termination of employment because of death or disability.

We also maintain a Change of Control Severance Benefit Plan (the “CIC Plan”) that provides the NEOs with certain severance benefits if their employment is terminated in connection with a change of control. The CIC Plan was originally established in 2006, and no amendments have been made to the plan since that time that would increase the severance benefits available under the CIC Plan. Severance benefits under the CIC Plan are structured on a “double-trigger” basis, meaning that the executive must experience a termination without cause or resign for a specifically defined good reason in connection with the change of control in order for severance benefits to become payable under the CIC Plan. Like the severance benefits under the letter agreements, we believe that these change of control severance benefits are an important element of a competitive total compensation program. Additionally, we believe that providing change of control benefits should eliminate, or at least reduce, any reluctance of our NEOs and other key employees covered by the CIC Plan to diligently consider and pursue potential change of control opportunities that may be in the best interests of our stockholders. At the same time, by providing change of control benefits only upon the occurrence of an additional triggering event occurring in connection with the change of control transaction resulting in a job loss, we believe that this CIC Plan helps preserve the value of our key personnel for any potential acquiring company.

Under the CIC Plan, the executive would be entitled to accelerated equity award vesting upon a termination described above. The other severance benefits under the CIC Plan are generally similar to the severance benefits described above; however, Mr. Robin’s cash severance would cover the two-year period following termination and Company-paid COBRA coverage would be eighteen months. Outplacement services received within twelve months following separation, up to a maximum of $5,000, are provided to all participants. In addition, each of the NEOs would be entitled to full equity vesting and, except for Drs. Doberstein and Hora, a “gross up” payment for any excise taxes imposed under Section 4999 of the Internal Revenue Code once a 10% cutback threshold is exceeded. The excise tax gross-up was included in the CIC Plan as originally adopted in 2006 to make the participants whole for any adverse tax consequences to which they may become subject under Section 4999 of the Internal Revenue Code and to avoid unintended differences in net severance based on individual factors like the date of hire and past option exercise decisions, which preserves the level of change of control severance protections that we have determined to be appropriate. At the time the CIC Plan was established, we believed this excise tax gross-up protection was a reasonable part of a competitive total compensation package and generally consistent with industry practice at the time. On April 5, 2011, the board of directors amended the CIC Plan to eliminate any “gross up” payments for any excise taxes imposed under Section 4999 of the Internal Revenue Code for participants who became eligible to participate in the CIC Plan on or after January 1, 2010. The board of directors decided to eliminate this tax gross-up provision under the plan for new participants based on its review of current industry practices.

The “Potential Payments Upon Termination or Change of Control” section below describes and quantifies the severance and other benefits potentially payable to the NEOs.

Other Benefits

We believe that establishing competitive benefit packages for employees is an important factor in attracting and retaining highly-qualified personnel, including the NEOs. The NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability insurance, commuting benefits, employee stock purchase plan and the 401(k) plan, in each case generally on the same basis as other employees. We do not offer a tax-qualified defined-benefit pension plan or any non-qualified defined benefit retirement plans, nor do we provide material perquisites to our executives. In 2018, we offered Mr. Robin an allowance for local ground transportation and related reimbursements.

COMPENSATION COMMITTEE REPORT

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in such filing.

The Organization and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and in our 2019 proxy statement. This report is provided by the following independent directors, who currently comprise the committee:

Lutz Lingnau—Chairman

Jeff Ajer

Karin Eastham

R. Scott Greer

SUMMARY COMPENSATION TABLE—FISCAL 2016-2018

The following table shows, for the fiscal year ended December 31, 2018, compensation awarded to or earned by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2018 (the “NEOs”). To the extent any NEOs were also named executive officers for the fiscal years ended December 31, 2017 or December 31, 2016, compensation information for our 2017 and 2016 fiscal years is also presented for such executives.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1)(3) (e)	Option Awards ($)(2)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	All Other Compensation ($) (i)		Total ($) (j)
Howard W. Robin	2018	968,921	4,998,206	5,618,256	1,647,100	98,184	(5)	13,330,667
President and Chief	2017	940,700	6,884,888	8,544,658	1,599,190	127,975		18,097,411
Executive Officer	2016	920,000	1,346,390	1,585,650	897,000	15,103		4,764,143

Gil M. Labrucherie	2018	631,696	2,099,320	2,359,382	631,600	11,930	(6)	5,733,928
Senior Vice President and	2017	607,400	2,958,794	3,672,084	531,475	10,338		7,780,091
Chief Financial Officer	2016	582,167	489,596	1,303,120	356,400	8,653		2,739,936

Stephen K. Doberstein, Ph.D.	2018	600,000	1,748,824	1,965,476	480,000	17,556	(7)	4,811,856
Chief Research and Development Officer	2017	529,084	2,958,794	3,672,084	525,000	13,988		7,698,950
	2016	508,200	428,396	504,526	266,805	12,806		1,720,733

Maninder Hora, Ph.D.	2018	489,417	1,350,866	1,516,746	464,900	17,513	(8)	3,839,442
Senior Vice President	2017	471,500	1,706,998	2,118,510	353,625	15,394		4,666,027
Pharmaceutical Development and	2016	447,800	367,197	432,450	279,875	14,454		1,541,776
Chief Technical Operations Officer

Jillian B. Thomsen	2018	435,000	4,461,657	899,490	424,100	13,347	(9)	6,233,595
Senior Vice President Finance and
Chief Accounting Officer

(1)

The grant date fair value of the RSU awards was based on the closing price of the Company’s common stock on the grant date, computed in accordance with FASB ASC Topic 718 and excluding the effects of estimated forfeitures.

(2)

Amounts reported represent the aggregate grant date fair value of the stock options granted in the applicable year computed in accordance with FASB ASC Topic 718, which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to (i) Note 11 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and (ii) similar footnotes to our audited financial statements in our annual reports on Form 10-K for prior years when the awards were granted.

(3)

As noted in the Compensation Discussion and Analysis above, 50% of the annual equity awards granted to the NEOs in 2016, 2017 and 2018 were performance-based and vest only to the extent a specified performance-based vesting condition is satisfied within 5 years of grant. If the performance-based vesting condition is satisfied, then the performance-based equity awards also remain subject to a time-based vesting requirement. The amounts reported in the “Stock Awards” and “Option Awards” column of the table for 2016, 2017 and 2018 include the grant date fair value of performance-based RSUs and stock options, as applicable for the year, based on the probable outcome (determined as of the grant date in accordance with generally accepted accounting principles) of the performance-based conditions applicable to the awards. The probable grant date fair value for these awards was determined assuming that the underlying performance-based vesting condition would be achieved.

(4)

Amounts reported for 2016, 2017 and 2018 represent amounts earned under the Incentive Compensation Plan for that year or, for Mr. Robin, under his amended and restated offer letter effective as of December 1, 2008.

(5)	Includes (i) $36,641 for local ground transportation and accommodations, (ii) tax reimbursements of $31,150 for local ground transportation, (iii) life insurance premiums of $24,392, and (iv) a $6,000 contribution to the Company’s 401(k) plan. The allowance for local ground transportation and accommodations was valued based on the amounts reimbursed directly to Mr. Robin or the service provider, as applicable.
(6)

Includes (i) life insurance premiums of $2,385, (ii) a $6,000 contribution to the Company’s 401(k) plan, (iii) $3,066 for parking, (iv) a $238 public transit pass, and (v) $241 for tax gross-ups related to parking.

(7)

Includes (i) life insurance premiums of $6,837, (ii) a $6,000 contribution to the Company’s 401(k) plan, (iii) $2,372 for parking, (iv) a $1,520 for local ground transportation and (v) $827 for tax gross-ups related to parking and local ground transportation.

(8)	Includes (i) life insurance premiums of $10,494, (ii) a $6,000 contribution to the Company’s 401(k) plan, (iii) a $900 public transit subsidy, and (iv) $119 for parking.
(9)	Includes (i) life insurance premiums of $3,657, (ii) a $6,000 contribution to the Company’s 401(k) plan, (iii) $3,354 for parking, and (iv) tax gross ups of $336 related to parking.

Description of Employment Agreements

Each of the NEOs has entered into our standard form of employment agreement and an offer letter or letter agreement. The form of employment agreement provides for protective covenants with respect to confidential information, intellectual property and assignment of inventions and also sets forth other standard terms and conditions of employment. The offer letter agreements do not provide for any minimum or guaranteed term of employment. The letter agreements entered into by each of the NEOs establish the compensation arrangements following separation from us under certain circumstances. Please see “Potential Payments upon Termination or Change of Control” below for more information on these separation arrangements.

GRANTS OF PLAN BASED AWARDS IN 2018

The following table shows, for the fiscal year ended December 31, 2018, certain information regarding grants of plan-based awards to the NEOs.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)		All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Option Awards ($/sh)(5) (k)	Grant Date Fair Value of Stock and Option Awards ($)(6) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Howard W. Robin
Annual Incentive Award	N/A	—	823,583	1,647,166
Restricted Stock Units	12/14/2018							68,450				2,499,103
Restricted Stock Units	12/14/2018				—	68,450	—					2,499,103
Stock Options	12/14/2018									138,350	36.51	2,809,128
Stock Options	12/14/2018				—	138,350	—				36.51	2,809,128

Gil M. Labrucherie
Annual Incentive Award	N/A	—	315,848	631,696
Restricted Stock Units	12/14/2018							28,750				1,049,660
Restricted Stock Units	12/14/2018				—	28,750	—					1,049,660
Stock Options	12/14/2018									58,100	36.51	1,179,691
Stock Options	12/14/2018				—	58,100	—				36.51	1,179,691

Stephen P. Doberstein, Ph.D.
Annual Incentive Award	N/A	—	300,000	600,000
Restricted Stock Units	12/14/2018							23,950				874,412
Restricted Stock Units	12/14/2018				—	23,9500	—					874,412
Stock Options	12/14/2018									48,400	36.51	982,738
Stock Options	12/14/2018				—	48,400	—				36.51	982,738

Maninder Hora, Ph.D.
Annual Incentive Award	N/A	—	244,709	489,417
Restricted Stock Units	12/14/2018							18,500				675,433
Restricted Stock Units	12/14/2018				—	18,500	—					675,433
Stock Options	12/14/2018									37,350	36.51	758,373
Stock Options	12/14/2018				—	37,350	—				36.51	758,373

Jillian B. Thomsen
Annual Incentive Award	N/A	—	217,500	435,000
Restricted Stock Units	11/01/2018							90,000	(7)			3,662,091
Restricted Stock Units	12/14/2018							10,950				399,783
Restricted Stock Units	12/14/2018				—	10,950	—					399,783
Stock Options	12/14/2018									22,150	36.51	449,745
Stock Options	12/14/2018				—	22,150	—				36.51	449,745

(1)

Amounts reported represent the potential short-term incentive compensation amounts payable for our 2018 fiscal year under our Incentive Compensation Plan (or for Mr. Robin, the potential amounts payable under his offer letter). The amounts reported represent each NEO’s target and maximum possible payments for 2018. Because actual payments to the NEOs could range from 0% to 200% of their target bonus, no threshold payment amount has been established for the NEOs. The actual short-term incentive bonus amount earned by each NEO for 2018 is reported in Column (g) (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table—Fiscal 2016-2018 above.

(2)

The RSU grants are subject to both a three year time-based vesting requirement (quarterly pro-rata vesting) and the achievement of specified performance criteria within five years of grant. The stock option grants are subject to both a four-year time-based vesting requirement (monthly pro-rata vesting) and the achievement of specified performance criteria within five years of grant.

(3)	Other than the vesting schedule noted in footnote (7), these grants are subject to a three-year quarterly pro-rata vesting requirement.

(4)	These grants are subject to a four-year monthly pro-rata vesting requirement.
(5)	Exercise price is the closing price of our common stock on the date of grant.
(6)

Refer to Note 11 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2018 for the relevant assumptions used to determine the grant date fair value of the stock options granted during 2018. The grant date fair value of the RSUs was based on the closing price of our common stock on the grant date. The amounts reflected in this column for RSUs and stock options granted during 2018 that are subject to performance-based vesting conditions represent the grant date fair value of these awards based on the probable outcome (determined as of the grant date in accordance with applicable accounting rules) of the performance-based conditions applicable to the awards.

(7)	This grant vests quarterly in substantially equal installments on November 15, 2020, February 15, 2021, May 15, 2021 and August 15, 2021.

Description of Plan-Based Awards

Stock Options. Each stock option granted to the NEOs during 2018 may be exercised to purchase the designated number of shares of our common stock at an exercise price equal to the closing price of the underlying common stock on the grant date. Each NEO’s stock option award granted in 2018 has a maximum term of eight years and is subject to a vesting schedule that requires the executive’s continued service through the vesting date. For the 2018 stock option awards granted to the NEOs stock options will vest on a monthly pro-rata basis over a four-year period following the grant date.

Restricted Stock Units. Each NEO’s RSU award granted in 2018 is subject to a vesting schedule that requires the executive’s continued service through the vesting date. For the 2018 RSU annual awards granted to the NEOs the RSUs granted will vest on a quarterly pro-rata basis over a three-year period following the grant date.

In December 2018, each NEOs annual merit equity award was tied to either a qualitative assessment of individual performance or objective performance milestones or criteria that were designed to be rigorous and challenging. As an example the stock options were 50% of the equity granted to our executive officers and were made in the form of performance-based awards vest based on the standard four-year monthly time-based vesting plus a separate performance condition that must also be achieved within five years of grant and before the executive officer is permitted to exercise the performance-based stock option; and RSUs vest based on the standard three-year quarterly time-based vesting plus a separate performance condition that must also be achieved before the RSU is released. The performance criteria for the 2018 awards is the Company’s achievement of each of the following objectives: (1) first patient dosed in at least four (4) registrational trials for NKTR-214 run by Nektar combined with one or more anticancer agents; and (2) the filing and acceptance of two (2) INDs with the FDA for drug candidates wholly-owned by the Company. For the purposes of the awards, a “registrational trial” means any clinical study with predefined end points reasonably designed to achieve accelerated or full approval of NKTR-214.

Any stock options or RSUs that are unvested upon an NEO’s termination of continuous employment or services will be forfeited without any value, unless the termination of continuous service is a result of death, in which event, subject to any restrictions in the stock option or RSU agreement or equity incentive plan, the stock option would become fully vested and exercisable as of the date of death and the RSU would become fully vested and released as of the date of death. For Mr. Robin, and Drs. Doberstein and Hora, in accordance with their letter agreements, if any stock options are unvested upon a termination of continuous employment as a result of a disability, 50% of the unvested stock options would become fully vested and exercisable as of the date of termination. In accordance with the letter agreements for the NEOs described above, any stock options that are vested upon termination of continuous service by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan) will generally remain outstanding and exercisable for 12 months following termination (18 months for Mr. Robin and three months for Dr. Hora). This exercise period is also 12 months if the termination of employment or continuous services is because of disability and is 18 months if the termination is a result of death. We also have the discretion to extend the applicable exercise period in connection with other terminations of employment. Any vested stock options that are not exercised within the applicable post-termination of employment exercise period will terminate.

Under the terms of the 2017 Plan, if there is a change of control of the Company, outstanding awards granted under the plan will generally become fully vested and, in the case of stock options, exercisable, unless the Organization and Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any stock options that become vested in connection with a change of control generally must be exercised prior to the change of control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change of control transaction. In addition, outstanding awards held by our NEOs may vest, upon certain terminations of the NEO’s employment without cause or for a good reason resignation in connection with a change of control and in connection with terminations of employment resulting from disability or death. Please see the “Potential Payments Upon Termination or Change of Control” section below for a description of the vesting that may occur in such circumstances.

Each NEO’s stock option and RSU award was granted under, and is subject to the terms of, the 2017 Plan. The plan is administered by the Organization and Compensation Committee, and this committee has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding equity awards to reflect certain corporate transactions and making provision to ensure that participants satisfy any required withholding taxes.

The NEOs are not entitled to any dividend equivalent rights on their stock option or RSU awards, and stock option and RSU awards are generally only transferable to a beneficiary of an NEO upon his death.

Short-Term Incentive Compensation. All of the NEOs were eligible to earn a short-term incentive compensation payment under the Incentive Compensation Plan or, for Mr. Robin, under an arrangement that mirrors the Incentive Compensation Plan. These opportunities are reflected in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the table above. Please see “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Short-Term Incentive Compensation” for a description of the material terms of the Incentive Compensation Plan and Mr. Robin’s related short-term incentive compensation arrangement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2018

The following table includes certain information with respect to the value of all unexercised stock options and outstanding equity awards previously awarded to the NEOs as of December 31, 2018.

		Option Awards							Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (e)		Option Exercise Price ($) (f)	Option Expiration Date (2) (g)	Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (i)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units etc. That Have Not Vested (#) (j)		Equity Incentive Plan Awards: Payout value of Unearned Shares/ Units etc. That Have Not Vested ($)(3) (k)
Howard W. Robin	2/8/2012	200,000	0				7.21	2/7/2020
	2/8/2012	200,000	0				7.21	2/7/2020
	2/6/2013	225,000	0				8.80	2/5/2021
	2/6/2013	225,000	0				8.80	2/5/2021
	2/5/2014	225,000	0				12.43	2/4/2022
	2/5/2014	225,000	0				12.43	2/4/2022
	12/9/2014	225,000	0				16.305	12/8/2022
	12/9/2014	225,000	0				16.305	12/8/2022
	12/15/2015	42,187	14,063	(4)			15.55	12/14/2023
	12/15/2015	42,187	14,063	(5)			15.55	12/14/2023
	12/13/2016	68,750	68,750	(4)			12.24	12/12/2024
	12/13/2016	68,750	68,750	(5)			12.24	12/12/2024
	12/13/2016								18,334	(7)	602,639
	12/13/2016								18,334	(7)	602,639
	12/15/2017	37,812	113,438	(4)			56.90	12/14/2025
	12/15/2017	37,812	113,438	(5)			56.90	12/14/2025
	12/15/2017								40,334	(7)	1,325,779
	12/15/2017								40,334	(7)	1,325,779
	12/14/2018	0	138,350	(4)			36.51	12/13/2026
	12/14/2018	0			138,350	(6)	36.51	12/13/2026
	12/14/2018								68,450	(7)	2,249,952
	12/14/2018											68,450	(8)	2,249,952

Gil M. Labrucherie	2/8/2012	75,000	0				7.21	2/7/2020
	2/8/2012	75,000	0				7.21	2/7/2020
	2/6/2013	75,000	0				8.80	2/5/2021
	2/6/2013	75,000	0				8.80	2/5/2021
	2/5/2014	85,000	0				12.43	2/4/2022
	2/5/2014	85,000	0				12.43	2/4/2022
	12/9/2014	87,500	0				16.305	12/8/2022
	12/9/2014	87,500	0				16.305	12/8/2022
	12/15/2015	16,500	5,500	(4)			15.55	12/14/2023
	12/15/2015	16,499	5,501	(5)			15.55	12/14/2023
	6/1/2016	62,500	37,500	(4)			15.53	5/30/2024
	12/13/2016	25,000	25,000	(4)			12.24	12/12/2024
	12/13/2016	25,000	25,000	(5)			12.24	12/12/2024
	12/13/2016								6,667	(7)	219,144
	12/13/2016								6,667	(7)	219,144
	12/15/2017	16,250	48,750	(4)			56.90	12/14/2025
	12/15/2017	16,249	48,751	(5)			56.90	12/14/2025
	12/15/2017								17,334	(7)	569,769
	12/15/2017								17,334	(7)	569,769
	12/14/2018	0	58,100	(4)			36.51	12/13/2026
	12/14/2018	0			58,100	(6)	36.51	12/13/2026
	12/14/2018								28,750	(7)	945,013
	12/14/2018											28,750	(8)	945,013

		Option Awards							Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (e)		Option Exercise Price ($) (f)	Option Expiration Date (2) (g)	Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (i)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units etc. That Have Not Vested (#) (j)		Equity Incentive Plan Awards: Payout value of Unearned Shares/ Units etc. That Have Not Vested ($)(3) (k)

Stephen K. Doberstein	2/6/2013	50,000	0				8.80	2/5/2021
	2/6/2013	50,000	0				8.80	2/5/2021
	2/5/2014	50,000	0				12.43	2/4/2022
	2/5/2014	50,000	0				12.43	2/4/2022
	12/9/2014	50,000	0				16.305	12/8/2022
	12/9/2014	50,000	0				16.305	12/8/2022
	12/15/2015	6,562	2,188	(4)			15.55	12/14/2023
	12/15/2015	6,562	2,188	(5)			15.55	12/14/2023
	12/13/2016	21,875	21,875	(4)			12.24	12/12/2024
	12/13/2016	21,875	21,875	(5)			12.24	12/12/2024
	12/13/2016								5,834	(7)	191,764
	12/13/2016								5,834	(7)	191,764
	12/15/2017	16,250	48,750	(4)			56.90	12/14/2025
	12/15/2017	16,249	48,751	(5)			56.90	12/14/2025
	12/15/2017								17,334	(7)	569,769
	12/15/2017								17,334	(7)	569,769
	12/14/2018	0	48,400	(4)			36.51	12/13/2026
	12/14/2018	0			48,400	(6)	36.51	12/13/2026
	12/14/2018								23,950	(7)	787,237
	12/14/2018											23,950	(8)	787,237

Maninder Hora, Ph.D.	2/8/2012	32,500	0				7.21	2/7/2020
	2/8/2012	62,500	0				7.21	2/7/2020
	2/6/2013	50,000	0				8.80	2/5/2021
	2/6/2013	50,000	0				8.80	2/5/2021
	2/5/2014	50,000	0				12.43	2/4/2022
	2/5/2014	50,000	0				12.43	2/4/2022
	12/9/2014	50,000	0				16.305	12/8/2022
	12/9/2014	50,000	0				16.305	12/8/2022
	12/15/2015	16,500	5,500	(4)			15.55	12/14/2023
	12/15/2015	16,499	5,501	(5)			15.55	12/14/2023
	12/13/2016	18,750	18,750	(4)			12.24	12/12/2024
	12/13/2016	18,750	18,750	(5)			12.24	12/12/2024
	12/13/2016								5,000	(7)	164,350
	12/13/2016								5,000	(7)	164,350
	12/15/2017	9,375	28,125	(4)			56.90	12/14/2025
	12/15/2017	9,375	28,125	(5)			56.90	12/14/2025
	12/15/2017								10,000	(7)	328,700
	12/15/2017								10,000	(7)	328,700
	12/14/2018	0	37,350	(4)			36.51	12/13/2026
	12/14/2018	0			37,350	(6)	36.51	12/13/2026
	12/14/2018								18,500	(7)	608,095
	12/14/2018											18,500	(8)	608,095

		Option Awards							Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (e)		Option Exercise Price ($) (f)	Option Expiration Date (2) (g)	Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (i)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units etc. That Have Not Vested (#) (j)		Equity Incentive Plan Awards: Payout value of Unearned Shares/ Units etc. That Have Not Vested ($)(3) (k)

Jillian B. Thomsen	2/8/2011	16,119	0				10.69	2/7/2019
	2/8/2012	37,500	0				7.21	2/7/2020
	2/6/2013	37,500	0				8.80	2/5/2021
	2/6/2013	37,500	0				8.80	2/5/2021
	2/5/2014	42,500	0				12.43	2/4/2022
	2/5/2014	42,500	0				12.43	2/4/2022
	12/9/2014	50,000	0				16.305	12/8/2022
	12/9/2014	50,000	0				16.305	12/8/2022
	12/15/2015	14,062	4,688	(4)			15.55	12/14/2023
	12/15/2015	14,062	4,688	(5)			15.55	12/14/2023
	12/13/2016	18,750	18,750	(4)			12.24	12/12/2024
	12/13/2016	18,750	18,750	(5)			12.24	12/12/2024
	12/13/2016								5,000	(7)	164,350
	12/13/2016								5,000	(7)	164,350
	12/15/2017	6,562	19,688	(4)			56.90	12/14/2025
	12/15/2017	6,562	19,688	(5)			56.90	12/14/2025
	12/15/2017								6,934	(7)	227,921
	12/15/2017								6,934	(7)	227,921
	11/1/2018								90,000	(9)	2,958,300
	12/14/2018	0	22,150	(4)			36.51	12/13/2026
	12/14/2018	0			22,150	(6)	36.51	12/13/2026
	12/14/2018								10,950	(7)	359,927
	12/14/2018											10,950	(8)	359,927

(1)	The stock options are subject to achievement of specified performance criteria as of December 31, 2018.
(2)

For all NEOs, the expiration date shown is the normal expiration date occurring on the eighth anniversary of the grant date, which is the latest date that the stock options may be exercised. Stock options may terminate earlier in certain circumstances, such as in connection with an NEO’s termination of employment or in connection with certain corporate transactions, including a change of control.

(3)	Restricted stock unit market value is calculated based on $32.87 per share, the closing price of our common stock on December 31, 2018.
(4)	The stock options vest pro-rata on a monthly basis over a period of four years from the date of grant.
(5)	Specified performance criteria were met however stock options will continue to be subject to time-based vesting over a four-year period from the date of grant.
(6)	The stock options vest only after achievement of specified performance criteria and pro-rata monthly vesting over a four-year period from the date of grant.
(7)	The RSUs vest pro-rata on a quarterly basis over a three-year period from the date of grant.
(8)	The RSUs vest only after achievement of specified performance criteria and pro-rata quarterly vesting over a three-year period from the date of grant.
(9)	This grant vests quarterly in substantially equal installments on November 15, 2020, February 15, 2021, May 15, 2021 and August 2021

OPTION EXERCISES AND STOCK VESTED IN 2018

The following table includes certain information with respect to the exercise of stock options and vesting of stock awards held by the NEOs during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Howard W. Robin	383,333	21,933,573	121,998	7,758,096
Gil M. Labrucherie	90,000	6,602,214	48,000	3,043,557
Stephen K. Doberstein, Ph.D.	160,000	13,527,837	35,998	2,256,434
Maninder Hora, Ph.D.	30,000	2,869,506	37,334	2,388,233
Jillian B. Thomsen	13,881	1,259,971	31,932	2,052,509

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with their termination of employment with us or in connection with a change of control. Please see “Compensation Discussion and Analysis—Severance and Change of Control Benefits” for a discussion of how the payments and benefits presented below were determined.

Severance Benefits—No Change of Control

Each of the NEOs is a party to certain letter agreements and our standard form executive employment agreement, and these agreements include provisions for severance benefits upon certain terminations of employment that are not related to a change of control. Upon a termination of employment by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan and described below), the executive would be entitled to the following severance benefits: (i) a cash severance payment equal to his or her total annual cash compensation target (including base salary and the target value of his or her annual incentive bonus, as such bonus target may be adjusted downward to take into account our performance through the fiscal quarter preceding termination), (ii) an extension of the exercise period for the vested and unexercised portion of all outstanding stock options held by him or her for up to twelve months (eighteen months for Mr. Robin and three months for Dr. Hora) following termination and (iii) payment of all applicable COBRA premiums for the same period as the severance benefit following the termination date. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us. Each executive’s cash severance payment would ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.

If an NEO’s employment with us terminates due to death, the executive’s outstanding unvested stock options will become fully vested and will be exercisable for up to eighteen months following termination pursuant to the terms of the Company’s equity incentive compensation plans and agreements. The NEO’s RSUs will become fully vested and released. In addition, in the case of Mr. Robin and Drs. Doberstein and Hora, the executive’s estate would be entitled to a pro-rata portion of the target annual incentive bonus for the year in which his death occurred.

If an NEO terminates employment with us as a result of disability, vested stock options will be exercisable for up to twelve months following termination pursuant to the terms of the Company’s stock option agreement. For Mr. Robin and Drs. Doberstein and Hora, they are each also entitled to have 50% of outstanding unvested stock options become fully vested upon disability for stock options granted under the equity plan in place at time of grant in accordance with the terms and conditions of their letter agreements. The NEO’s unvested RSUs are forfeited. In addition, pursuant to their offer letter agreements, Mr. Robin and Drs. Doberstein and Hora would each be entitled to receive a pro-rata portion of the executive’s target annual incentive bonus for the year of termination in the event of a termination due to disability.

Pursuant to our standard form employment agreement, following a termination of employment, each NEO will be subject to an indefinite restriction on the disclosure of our confidential information and a one-year non-solicitation restriction covering our customers and employees.

The following table lists the estimated amounts that would become payable to each of the NEOs under the circumstances described above, assuming that the applicable triggering event occurred on December 31, 2018.

Executive & Triggering Event	Estimated Value of Cash Severance ($)	Estimated Value of COBRA Benefits ($)(1)	Estimated Value of Vesting Acceleration ($)(2)	Estimated Value of Pro-Rata Bonus ($)	Estimated Total ($)
Howard W. Robin
Without Cause or Good Reason	1,792,504	43,233	N/A	N/A	1,835,737
Disability	N/A	N/A	1,661,884	823,583	2,485,467
Death	N/A	N/A	11,680,505	823,583	12,504,087
Gil M. Labrucherie
Without Cause or Good Reason	947,544	29,601	N/A	N/A	977,145
Disability	N/A	N/A	0	N/A	0
Death	N/A	N/A	5,340,138	N/A	5,340,138
Stephen K. Doberstein, Ph. D.
Without Cause or Good Reason	900,000	30,337	N/A	N/A	930,337
Disability	N/A	N/A	489,177	300,000	789,177
Death	N/A	N/A	4,075,892	300,000	4,375,892
Maninder Hora, Ph. D.
Without Cause or Good Reason	734,126	30,337	N/A	N/A	764,463
Disability	N/A	N/A	482,081	244,709	726,790
Death	N/A	N/A	3,166,452	244,709	3,411,161
Jillian B. Thomsen
Without Cause or Good Reason	652,500	29,601	N/A	N/A	682,101
Disability	N/A	N/A	0	N/A	0
Death	N/A	N/A	5,398,711	N/A	5,398,711

(1)	The value of COBRA benefits are based upon actual rates as of December 2018.
(2)

For purposes of this table, we have assumed that (i) the price per share of our common stock is equal to the closing price per share on the last trading day of the fiscal year ended December 31, 2018 ($32.87), and (ii) the value of any stock options that may be accelerated is equal to the full “spread” value of such awards on that date.

Severance Benefits—Change of Control

Each of the NEOs is covered under the CIC Plan. The CIC Plan provides for certain severance benefits to these executives and our other employees covered by the plan upon certain terminations of employment occurring in connection with a change of control of us.

If a change of control of the Company occurs, each NEO will be entitled to severance benefits under the CIC Plan if the executive’s employment is terminated by us or a successor company without cause or by the executive for good reason, in each case within a period generally beginning on the date the agreement providing for a change of control is executed and ending twelve months following the change of control. Severance benefits under the CIC Plan include: (i) a cash severance payment equal to 12 months of base salary (24 months for Mr. Robin) and the target value of the executive’s annual incentive bonus; (ii) payment by us of the same portion of the executive’s COBRA premiums as we pay for active employees’ group health coverage for up to 12 months (18 months for Mr. Robin) following termination; (iii) provision of up to $5,000 for outplacement services received within 12 months following termination; (iv) accelerated vesting of all outstanding stock options and other outstanding equity awards; and (v) other than in the case of Drs. Doberstein and Hora, a “gross up” payment to compensate the executive for excise taxes (if any) on payments that are considered “parachute payments” under Section 280G of the Internal Revenue Code and therefore subject to an excise tax imposed under Section 4999 of the Code, but only to the extent the excise tax cannot be avoided by reducing the severance benefits by an amount not exceeding 10% such that the executive receives a greater-after tax amount as a result of the “cut-back” in benefits. In April 2011, the board of directors amended the CIC Plan so that this “gross up” benefit is not available for new hires following January 1, 2010 but is grandfathered for employees who joined the CIC Plan before that date so long as they are not promoted to a position such that he or she would be entitled to additional benefits under the plan. Accordingly, Drs. Doberstein and Hora are not entitled to this “gross up” benefit as they joined the CIC Plan after January 1, 2010. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us pursuant to a separation and release agreement. Each executive’s cash severance payment will ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.

For the purposes of the CIC Plan, a good reason resignation means a resignation upon the occurrence of one or more of the following events: (i) assignment of any authority, duties or responsibilities that results in a material diminution in the executive’s authority, duties or responsibilities as in effect immediately prior to the change of control; (ii) assignment to a work location more than 50 miles from the executive’s immediately previous work location, unless such reassignment of work location decreases the executive’s commuting distance from his or her residence to the executive’s assigned work location; (iii) a material diminution in the executive’s monthly base salary as in effect on the date of the change of control or as increased thereafter; (iv) notice to the executive by us or the successor company during the 12-month period following the change of control that the executive’s employment will be terminated under circumstances that would trigger severance benefits under the CIC Plan but for the designation of a date for termination that is greater than 12 months following the change of control and (v) for Mr. Robin, if he does not serve in his same position in the successor company or is not appointed to the board of directors of the successor company. In order for a good reason resignation to occur, the executive must first give us timely written notice of the grounds for good reason resignation, and we must have failed to cure such condition after a period of 30 days.

Pursuant to the CIC Plan, the separation and release agreement that each of the NEOs will be required to execute to receive severance benefits under the plan will also require each executive to agree to continue to be subject to the restrictions on the disclosure of our confidential information in his or her employment agreement, to non-solicitation restrictions and to certain other restrictions.

Had a change of control occurred during the 2018 fiscal year and had the employment of each of the NEOs terminated on December 31, 2018 under one of the qualifying circumstances described above, each executive would have been entitled to receive the estimated benefits set forth in the table below.

Name	Estimated Value of Cash Severance ($)	Estimated Value of COBRA and Outplacement Benefits ($)(1)	Estimated Value of Vesting Acceleration ($)(2)	Estimated Value of Excise Tax Gross-Up ($)	Estimated Total ($)
Howard W. Robin	3,585,008	69,849	11,680,505	0	15,335,362
Gil M. Labrucherie	947,544	34,601	5,340,138	0	6,322,283
Stephen K. Doberstein, Ph.D.	900,000	35,337	4,075,892	N/A	5,011,229
Maninder Hora, Ph.D.	734,126	35,337	3,166,452	N/A	3,935,915
Jillian B. Thomsen	652,500	34,601	5,398,711	0	6,085,812

(1)	This amount includes estimated COBRA premiums based upon actual rates as of December 2018 and up to $5,000 for outplacement services.
(2)

Pursuant to the terms of our equity compensation plans, these NEOs would also have been entitled to this same full equity acceleration (i) if a corporate transaction (as defined in the applicable plan) occurred and the surviving or acquiring corporation refused to assume outstanding equity awards or substitute similar replacement awards for outstanding equity awards or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the combined voting power of our shares in a transaction that is not a corporate transaction as defined in the applicable plan. See note (2) to the table above for the calculation of these amounts.

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our President and CEO Mr. Howard Robin, and the ratio of these two amounts.

We have estimated the median of the 2018 annual total compensation of our employees, excluding Mr. Robin, to be $162,978. The annual total compensation of our President and CEO, as reported in the Summary Compensation Table – Fiscal 2016-2018 is $13,330,667. The ratio of the annual total compensation of our President and CEO to the estimated median of the annual total compensation of our employees was 82 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We selected December 31, 2018 as the date to identify our median employee. We determined our median employee based on the sum of taxable wages, value of stock awards, value of option awards and other compensation including taxable benefits of each of our employees, excluding Mr. Robin, as of December 31, 2018.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2018 and December 31, 2017 by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2018	2017
Audit Fees	$1,836,354	$1,490,971
Audit Related Fees	—	—
Tax Fees	5,906	11,771
All Other Fees	5,200	—

Total	$1,847,460	$1,502,742

Audit Fees. This category consists of fees related to the audit of our annual consolidated financial statements and our internal control over financial reporting, review of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory audit, registration statements and other regulatory filings.

Tax Fees. This category consists of fees related to services provided for international tax compliance and tax consultation services.

All Other Fees. This category consists of fees related to accessing Ernst & Young LLP’s online research database in 2018.

The Audit Committee approved all fees described above.

PRE -APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Prior to Ernst & Young LLP rendering services other than audit services, the Audit Committee would review and approve such non-audit services only if such services were compatible with maintaining Ernst & Young LLP’s status as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act or the Exchange Act, except as otherwise expressly stated in such filing.

The Audit Committee is currently comprised of four non-employee directors, R. Scott Greer, the Chairman of the committee, Jeff Ajer, Karin Eastham and Roy A. Whitfield. Joseph J. Krivulka had been a member of the Audit Committee until his passing on February 17, 2018. Dennis L. Winger had been a member of the Audit Committee until his retirement on September 26, 2018. Our board of directors determined that Messrs. Greer, Ajer and Whitfield and Ms. Eastham meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable NASDAQ rules. In addition, the board of directors determined that Messrs. Krivulka and Winger qualified, and Mr. Greer and Ms. Eastham qualify, as Audit Committee financial experts as defined by SEC rules. The Audit Committee has the responsibility and authority described in the Nektar Therapeutics Audit Committee Charter, which has been approved by the board of directors. A copy of the Audit Committee Charter is available on our website at www.nektar.com.

The Audit Committee is responsible for assessing the information provided by management and our independent registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reports to the Audit Committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2018 with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accounting firm the overall scope and plan of the audit. In addition, it met with our independent registered public accounting firm, with and without management present, to discuss the results of our independent registered public accounting firm’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted accounting standards in the United States. The Audit Committee has also received from, and discussed with, our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has discussed with Ernst & Young LLP that firm’s independence from management and our Company, including the matters in the written disclosures and the letter regarding independence from Ernst & Young LLP required by applicable requirements of the PCAOB. The Audit Committee has also considered the compatibility of audit related and tax services with the auditors’ independence. Based on its evaluation, the Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting in the annual report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Audit Committee

R. Scott Greer

Jeff Ajer

Karin Eastham

Roy A. Whitfield

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Our website address is http://www.nektar.com. The information in, or that can be accessed through, our website is not deemed to be incorporated by reference into this proxy statement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC is available without charge upon written request to: Secretary, Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158.

By Order of the Board of Directors

/s/ Mark A. Wilson
Mark A. Wilson
Senior Vice President, General Counsel and
Secretary

April 30, 2019

NEKTAR THERAPEUTICS ATTN: SECRETARY 455 MISSION BAY BOULEVARD SOUTH SAN FRANCISCO, CA 94158

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 11, 2019 for shares held directly and by 11:59 P.M. Eastern Time on June 9, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Nektar Therapeutics in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 11, 2019 for shares held directly and by 11:59 P.M. Eastern Time on June 9, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E74963-P22113-Z74680	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEKTAR THERAPEUTICS
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:		For	Against	Abstain
1a. R. Scott Greer 1b. Lutz Lingnau		☐ ☐	☐ ☐	☐ ☐
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.		☐	☐	☐

3. To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

E74964-P22113-Z74680

NEKTAR THERAPEUTICS

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2019

The undersigned hereby appoints Howard W. Robin and Mark A. Wilson, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Nektar Therapeutics to be held on Wednesday, June 12, 2019 at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, CA 94158 (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions specified on the reverse side, with discretionary authority as to any and all matters that may properly come before the meeting. You hereby revoke all proxies previously given.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3, as more specifically indicated in the Proxy Statement, and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any continuation, adjournment or postponement thereof.

If you vote by telephone or Internet, you do not need to mail back this Proxy.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side